EXHIBIT 10.1
EXCHANGE AGREEMENT

Dated as of May 15, 2014

between

EARTHSTONE ENERGY, INC.

and

OAK VALLEY RESOURCES, LLC

TABLE OF CONTENTS

ARTICLE I THE EXCHANGE	1

Section 1.1	The Exchange	1
Section 1.2	Closing	1

ARTICLE II THE EXCHANGE CONSIDERATION	1

Section 2.1	Adjustments	1
Section 2.2	No Dissenters’ Rights	2

ARTICLE III REPRESENTATIONS AND WARRANTIES OF EARTHSTONE	2

Section 3.1	Organization	2
Section 3.2	Capitalization of Earthstone	2
Section 3.3	Authority Relative to This Agreement	3
Section 3.4	Noncontravention	3
Section 3.5	Governmental Approvals	3
Section 3.6	Financial Statements	3
Section 3.7	Absence of Undisclosed Liabilities	4
Section 3.8	Absence of Certain Changes	4
Section 3.9	Title to Properties	4
Section 3.10	Compliance With Laws	5
Section 3.11	Tax Matters	5
Section 3.12	Legal Proceedings	5
Section 3.13	Brokerage Fees	6
Section 3.14	Permits	6
Section 3.15	Environmental Matters	6
Section 3.16	Revenue and Expense Information; Records	6
Section 3.17	Commitments	6
Section 3.18	No Alienation	6
Section 3.19	Make-Up Rights	6
Section 3.20	Imbalance	7
Section 3.21	Preferential Rights and Consents to Assign	7
Section 3.22	No Participating Hydrocarbons	7
Section 3.23	Disclosure	7
Section 3.24	Insurance	7
Section 3.25	Employees	7
Section 3.26	Agreements, Contracts and Commitments	7
Section 3.27	Hedging	8
Section 3.28	Regulatory Agencies	8
Section 3.29	Non-Consent	8
Section 3.30	Property Boundaries	8
Section 3.31	Current Payments	9
Section 3.32	No Other Royalties	9
Section 3.33	Reserve Reports	9
Section 3.34	NYSE MKT	9
Section 3.35	SEC Filings	9
Section 3.36	Securities Laws	10
Section 3.37	Sarbanes-Oxley Compliance	10

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Section 3.38	Earthstone Fairness Opinion	10
Section 3.39	Earthstone Rights Agreement	10
Section 3.40	Benefit Plans	10
Section 3.41	No Excess Parachute Payments; Section 162(m)	11

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF OAK VALLEY	11

Section 4.1	Organization	11
Section 4.2	Capitalization of Oak Valley and Each Oak Valley Subsidiary	12
Section 4.3	Authority Relative to This Agreement	13
Section 4.4	Noncontravention	13
Section 4.5	Governmental Approvals	13
Section 4.6	Financial Statements	13
Section 4.7	Absence of Undisclosed Liabilities	14
Section 4.8	Absence of Certain Changes	14
Section 4.9	Title to Properties	14
Section 4.10	Compliance with Laws	15
Section 4.11	Tax Matters	15
Section 4.12	Legal Proceedings	16
Section 4.13	Brokerage Fees	16
Section 4.14	Permits	16
Section 4.15	Environmental Matters	16
Section 4.16	Revenue and Expense Information; Records	16
Section 4.17	Commitments	16
Section 4.18	No Alienation	16
Section 4.19	Make-Up Rights	17
Section 4.20	Imbalance	17
Section 4.21	Preferential Rights and Consents to Assign	17
Section 4.22	No Participating Hydrocarbons	17
Section 4.23	Disclosure	17
Section 4.24	Insurance	17
Section 4.25	Employees	17
Section 4.26	Agreements, Contracts and Commitments	18
Section 4.27	Hedging	18
Section 4.28	Regulatory Agencies	18
Section 4.29	Non-Consent	19
Section 4.30	Property Boundaries	19
Section 4.31	Current Payments	19
Section 4.32	No Other Royalties	19
Section 4.33	Reserve Reports	19
Section 4.34	Benefit Plans	19
Section 4.35	Investment Representations	20

ARTICLE V ADDITIONAL COVENANTS AND AGREEMENTS	20

Section 5.1	Preparation of the Proxy Statement; Earthstone Stockholder Meeting	20
Section 5.2	Conduct of Business	21
Section 5.3	No Solicitation by Earthstone; Etc	24
Section 5.4	Commercially Reasonable Efforts	27
Section 5.5	Public Announcements	28
Section 5.6	Access to Information; Confidentiality	28
Section 5.7	Notification of Certain Matters	29
Section 5.8	Indemnification and Insurance	30

ii

Section 5.9	Fees and Expenses	30
Section 5.10	Section 16 Matters	31
Section 5.11	Employee Benefits	31
Section 5.12	Tax Treatment of the Exchange	31
Section 5.13	Oak Valley Agreement	31
Section 5.14	Governance Matters	31
Section 5.15	Notice Required by Rule 14f-1 Under Exchange Act	31
Section 5.16	Registration and Transfers of Exchange Securities	31
Section 5.17	Further Assurances..	32
Section 5.18	Capital Call..	32
Section 5.19	New Credit Facility..	32
Section 5.20	Oak Valley Hedges.	32

ARTICLE VI CONDITIONS PRECEDENT	32

Section 6.1	Conditions to Each Party’s Obligation to Effect the Exchange	32
Section 6.2	Conditions to Obligations of Earthstone to Effect the Exchange	33
Section 6.3	Conditions to Obligation of Oak Valley to Effect the Exchange	33
Section 6.4	Frustration of Closing Conditions	34

ARTICLE VII TERMINATION	34

Section 7.1	Termination	34
Section 7.2	Effect of Termination	35
Section 7.3	Fees and Expenses	36

ARTICLE VIII MISCELLANEOUS	36

Section 8.1	No Survival, Etc	36
Section 8.2	Amendment or Supplement	37
Section 8.3	Extension of Time, Waiver, Etc	37
Section 8.4	Assignment	37
Section 8.5	Counterparts	37
Section 8.6	Entire Agreement; No Third-Party Beneficiaries	37
Section 8.7	Governing Law; Jurisdiction; Waiver of Jury Trial	37
Section 8.8	Specific Enforcement	38
Section 8.9	Notices	38
Section 8.10	Severability	39
Section 8.11	Interpretation	39
Section 8.12	Non-Recourse	40

iii

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT, dated as of May 15, 2014 (this “Agreement”), is by and between Earthstone Energy, Inc., a Delaware corporation (“Earthstone”), and Oak Valley Resources, LLC, a Delaware limited liability company (“Oak Valley”).  Earthstone and Oak Valley are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.”  Certain terms used in this Agreement are defined in Annex 1.

W I T N E S S E T H:

WHEREAS, the Earthstone Board and the Oak Valley Board of Managers, respectively, have determined that it will be in the best interests of each Party and its equityholders, and that it will advance the long-term business interests of the Parties, to engage in a business combination whereby Oak Valley will contribute the membership interests of the Oak Valley Subsidiaries to Earthstone in consideration for the issuance of Earthstone common stock, par value $0.001 per share to Oak Valley (the “Exchange” and the “Earthstone Common Stock”, respectively); and

WHEREAS, subject to the approval of the Earthstone Stockholders, and further subject to the terms and conditions set forth herein, management of each of the Parties has determined to enter into the Exchange in accordance with this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

ARTICLE I
The Exchange

 Section 1.1 The Exchange.  Upon the terms and subject to the conditions of this Agreement, at Closing, Oak Valley will contribute and transfer all equity interests in each of the three Oak Valley Subsidiaries to Earthstone and Earthstone shall issue 9,124,452 shares of Earthstone Common Stock to Oak Valley, subject to adjustment as provided herein (the “Exchange Consideration”).

 Section 1.2 Closing. The Closing shall take place at the offices of Davis Graham & Stubbs LLP, 1550 17th Street, Suite 500, Denver, Colorado 80202, on the second (2nd) business day after the satisfaction or waiver of the conditions set forth in ARTICLE VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as Earthstone and Oak Valley shall agree.  The date on which the Closing actually occurs is referred to as the “Closing Date.”

ARTICLE II
The Exchange Consideration

 Section 2.1 Adjustments.  Notwithstanding any provision of this Agreement to the contrary (but without in any way limiting the covenants in Section 5.2), if between the date of this Agreement and the Closing Date the number of outstanding shares of Earthstone Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any dividend, subdivision, reclassification, recapitalization, split, split-up, share distribution, combination, exchange of shares or similar transaction, the Exchange Consideration shall be appropriately adjusted to reflect fully the effect of such dividend, subdivision, reclassification, split, combination, exchange of shares or similar transaction and to provide Oak Valley the same economic effect as contemplated by this Agreement prior to such event.  The Exchange Consideration may be reduced as provided in Section 5.18 or increased as provided in Section 5.2(b).

 Section 2.2 No Dissenters’ Rights. .No dissenters’ or appraisal rights shall be available with respect to the Exchange or the other transactions contemplated hereby.

ARTICLE III
Representations and Warranties of Earthstone

Except as disclosed in the disclosure letter delivered by Earthstone to Oak Valley (the “Earthstone Disclosure Schedule”) prior to the execution of this Agreement (provided that (i) disclosure in any section of the Earthstone Disclosure Schedule shall be deemed to be disclosure with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Earthstone Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Material Adverse Effect), Earthstone represents and warrants to Oak Valley that:

 Section 3.1 Organization. Earthstone is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Earthstone has full power and authority to own, lease or otherwise hold and operate the Earthstone Properties and to carry on its business as presently conducted.  Earthstone is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect.

 Section 3.2 Capitalization of Earthstone

 (a) All of the outstanding shares of Earthstone Common Stock have been duly authorized and validly issued in accordance with the Certificate of Incorporation, are fully paid and nonassessable, and, as of the respective dates of the SEC Filings and Earthstone Financial Statements, were issued and held as described therein.  On the date hereof, there are 1,737,991 issued and outstanding shares of Earthstone Common Stock. On the date hereof, Earthstone has no preferred stock or other equity securities issued or outstanding.

 (b) Subject to the receipt of the Earthstone Stockholder Approval, the shares of Earthstone Common Stock to be issued pursuant to this Agreement will be duly authorized in accordance with the Certificate of Incorporation, and, when issued and delivered pursuant to this Agreement in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and will be issued free and clear of any lien, claim or Encumbrance.

 (c) Except for the shares of Earthstone Common Stock constituting the Exchange Consideration and outstanding options, warrants or other rights to purchase Earthstone Common Stock set forth in Earthstone’s Annual Report on Form 10-K for the year ended March 31, 2013 (the “Annual Report”) or as provided in the Earthstone Rights Agreement, there are no preemptive rights or other rights to subscribe for or to purchase any shares of Earthstone Common Stock.  Except for the shares of Earthstone Common Stock to be issued pursuant to this Agreement or as set forth on Section 3.2(c) of the Earthstone Disclosure Schedule, as of the date hereof, there are no shares of Earthstone Common Stock or shares of Earthstone preferred stock held in the treasury of Earthstone, there are no outstanding options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of Earthstone Common Stock or other securities of Earthstone.

 (d) Subject to the receipt of the Earthstone Stockholder Approval, Earthstone has all requisite power and authority to issue, exchange and deliver the Exchange Consideration in accordance with and upon the terms and conditions set forth in this Agreement.  As of the Closing Date, all corporate action for the authorization, issuance, exchange and delivery of the Exchange Consideration shall have been validly taken, and no other authorization by any of such parties is required therefor.

 Section 3.3 Authority Relative to This Agreement. Subject to the receipt of the Earthstone Stockholder Approval: (i) Earthstone has the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (ii) the execution, delivery and performance by Earthstone of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized, and no other corporate proceedings on the part of Earthstone is necessary to authorize the execution, delivery and performance by Earthstone of this Agreement and the consummation of the transactions contemplated hereby; and (iii) this Agreement has been duly executed and delivered by Earthstone and constitutes, and each other agreement, instrument or document executed or to be executed by Earthstone in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by Earthstone and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Earthstone enforceable against Earthstone in accordance with their respective terms, except that such enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and (B) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

 Section 3.4 Noncontravention. Except for the receipt of the Earthstone Stockholder Approval, the required approval of NYSE MKT, and as otherwise indicated on Section 3.4 of the Earthstone Disclosure Schedule, the execution, delivery and performance by Earthstone of this Agreement and the consummation by Earthstone of the transactions contemplated hereby do not and will not (i) conflict with or result in a violation of any provision of its Certificate of Incorporation or bylaws, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which Earthstone is a party or by which Earthstone or any of its properties may be bound, (iii) result in the creation or imposition of any Encumbrance upon the properties of Earthstone or (iv) assuming compliance with the matters referred to in Section 3.5, violate any Applicable Law binding upon Earthstone, except, in the case of clauses (ii), (iii) and (iv) above, for any such conflicts, violations, defaults, terminations, cancellations, accelerations or Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on Earthstone.

 Section 3.5 Governmental Approvals. To the Knowledge of Earthstone, no material consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be obtained or made by Earthstone in connection with the execution, delivery or performance by Earthstone of this Agreement or the consummation by it of the transactions contemplated hereby, other than (i) compliance with any applicable federal or state securities or takeover laws, including the filing of a proxy statement with the SEC in connection with the Exchange (the “Proxy Statement”), as well as the filing of such other forms, notices and other documents as required under federal securities and state blue sky laws, and (ii) filings with Governmental Authorities to occur in the ordinary course following the consummation of the transactions contemplated hereby.

 Section 3.6 Financial Statements. Each of the financial statements (including any related notes thereto) contained in the SEC Filings (the “Earthstone Financial Statements”) (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the financial position of Earthstone at the dates thereof and the results of Earthstone’s operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC.

 Section 3.7 Absence of Undisclosed Liabilities. To the Knowledge of Earthstone, Earthstone does not have any material liability or obligation (whether accrued, absolute, contingent, unliquidated or otherwise), including any liability or obligation with respect to the Earthstone Properties (whether accrued, absolute, contingent, unliquidated or otherwise) except (i) liabilities reflected in the latest unaudited interim financial statements filed with the SEC on Form 10-Q for the quarter ended December 31, 2013 (the “Earthstone Interim Financial Statements”) or described in the notes accompanying the Earthstone Interim Financial Statements, (ii) liabilities which have arisen since the date of the Earthstone Interim Financial Statements in the ordinary course of business (none of which is a material liability for breach of contract, tort or infringement), (iii) liabilities arising under executory provisions of contracts entered into in the ordinary course of business (none of which is a material liability for breach of contract) and (iv) liabilities disclosed on Section 3.7 of the Earthstone Disclosure Schedule.

 Section 3.8 Absence of Certain Changes. Except as disclosed on Section 3.8 of the Earthstone Disclosure Schedule, since the date of the Earthstone Interim Financial Statements, (i) there has not been any change, event or condition that would reasonably be expected to result in any Material Adverse Effect on the assets or financial condition of Earthstone or any of the Earthstone Properties, (ii) the business of Earthstone has been conducted only in the ordinary course consistent with past practice, (iii) Earthstone has not incurred any material liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business consistent with past practice with respect to its business and assets, including the Earthstone Properties, (iv) Earthstone has not suffered any loss, damage, destruction or other casualty to any of its assets, including the Earthstone Properties (whether or not covered by insurance) that would result in a Material Adverse Effect on Earthstone, and (v) there has been no event, condition, action or effect that, if taken during the period of time from the date of this Agreement through the Closing Date, would constitute a breach of Section 5.2.

 Section 3.9 Title to Properties

 (a) Earthstone has full beneficial interest in and legal title to all oil and gas properties forming the basis for the reserves reflected in the Earthstone Reserve Report as attributable to interests owned or held by Earthstone free and clear of all Encumbrances, except for Encumbrances set forth in Section 3.9 of the Earthstone Disclosure Schedule. The oil and gas leases and other agreements that provide Earthstone with operating rights in the oil and gas properties reflected in the Earthstone Reserve Report are in full force and effect as to the oil and gas properties reflected in the Earthstone Reserve Report, and the rentals, royalties and other payments due thereunder have been properly and timely paid and there is no existing default (or event that, with notice or lapse of time or both, would become a default) under any of such oil and gas leases or other agreements, except, in each case, as individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Earthstone.

 (b) All producing oil and gas wells operated by Earthstone and included in the Earthstone Properties have been operated and produced and, to the Knowledge of Earthstone, drilled, in accordance in all material respects with reasonable, prudent oil and gas field practice and in compliance in all material respects with applicable oil and gas leases and Applicable Law. All producing oil and gas wells and related material equipment are in an operable state of repair, adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted.

 (c) All material proceeds from the sale of Hydrocarbons produced from the Earthstone Properties are being received by Earthstone in a timely manner and are not being held in suspense for any reason (except in the ordinary course of business).

 (d) Except as would not, individually or in the aggregate, have a Material Adverse Effect on Earthstone, neither Earthstone (as to wells operated by Earthstone) nor, to Earthstone’s Knowledge, an applicable operator (as to wells not operated by Earthstone), is in material breach of, or default under, any oil and gas lease, oil, gas, and mineral lease and sublease, royalty, overriding royalty, net profits interest, mineral fee interest, carried interest, interests under a concession, production sharing, risk service, technical service, service, or similar agreement that is, or constitutes an interest in, the Earthstone Properties.

 Section 3.10 Compliance With Laws. Except as disclosed on Section 3.10 of the Earthstone Disclosure Schedule, to the Knowledge of Earthstone, Earthstone has complied in all material respects with all Applicable Laws.  Except as disclosed on Section 3.10 of the Earthstone Disclosure Schedule, Earthstone has not received any written notice from any Governmental Authority, which has not been dismissed or otherwise disposed of, that Earthstone has not so complied.  Earthstone has not been charged or, to the Knowledge of Earthstone, threatened with, or under investigation with respect to, any material violation of any Applicable Law relating to any aspect of the business of Earthstone.

 Section 3.11 Tax Matters.Earthstone has filed all federal, state and local Tax Returns required to be filed by it, including those relating to real and personal property taxes, ad valorem taxes, severance taxes and any other Taxes imposed on or with respect to its assets, including the Earthstone Properties and any Production therefrom. All Tax Returns have been timely filed with the applicable taxing authority, except as set forth on Section 3.11 of the Earthstone Disclosure Schedule, and all Taxes required to be shown thereon have been paid.  There are no liens for Taxes (other than for Taxes not yet due and payable) upon Earthstone or any of its assets, including the Earthstone Properties.  There has been no issue raised or adjustment proposed (and to the Knowledge of Earthstone, none is pending) by the IRS or any other taxing authority in connection with any of such Tax Returns, nor has Earthstone received any written notice from the IRS or any such other taxing authority that any such Tax Return is being audited or may be audited or examined.  Earthstone has not received a written notice of a claim made by any Taxing authority in a jurisdiction where Earthstone does not file Tax Returns that it is or may be subject to Tax in such jurisdiction.  Earthstone has not agreed to the extension of any statute of limitations on the assessment or collection of any such Tax or with respect to any such Tax Return. There are no Tax rulings, requests for rulings or closing agreements with any taxing authority with respect to Earthstone.  Earthstone does not have any current or potential contractual obligation, through Tax sharing agreements or otherwise, to indemnify any other Person with respect to Taxes or to make any distribution with respect to any current or future tax liability.  Earthstone is not a “foreign person” as defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

 Section 3.12 Legal Proceedings. Except as set forth on Section 3.12 of the Earthstone Disclosure Schedule, there are no Proceedings pending or, to the Knowledge of Earthstone, threatened against or involving Earthstone or rights of Earthstone with respect to any of its assets, including the Earthstone Properties.  Earthstone is not subject to any material judgment, order, writ, injunction, or decree of any Governmental Authority.  There are no Proceedings pending or, to the Knowledge of Earthstone, threatened against Earthstone or its assets, including the Earthstone Properties, seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby or which could reasonably be expected to affect Earthstone’s ability to consummate the transactions contemplated hereby.

 Section 3.13 Brokerage Fees. Except for SunTrust Robinson Humphrey Inc. (“SunTrust”), the fees and expenses of which will be paid solely by Earthstone, neither Earthstone nor any Affiliate has retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement, any transaction contemplated hereby or any other transaction.

 Section 3.14 Permits. Earthstone holds all material Permits necessary or required for the conduct of its business as currently conducted.  Each of such Permits is in full force and effect and Earthstone is in material compliance with each such Permit.  Except as disclosed on Section 3.14 of the Earthstone Disclosure Schedule, Earthstone has not received any written notice from any Governmental Authority and no Proceeding is pending or, to the Knowledge of Earthstone, threatened with respect to any alleged failure by Earthstone to have any Permit.

 Section 3.15 Environmental Matters. Except as disclosed on Section 3.15 of the Earthstone Disclosure Schedule, Earthstone has not received any written notice of any investigation or inquiry regarding the Earthstone Properties from any Governmental Authority under any Applicable Law pertaining to the environment, Hazardous Substances or Hazardous Wastes (“Applicable Environmental Laws”), including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by, inter alia, the Superfund Amendments and Reauthorization Act of 1986 (“CERCLA”), and the Resource Conservation and Recovery Act of 1976, as amended by, inter alia, the Used Oil Recycling Act of 1980 (“RCRA”), and the Solid Waste Disposal Act of 1976, as amended by the Solid Waste Disposal Act Amendments of 1980 and the Hazardous and Solid Waste Amendments of 1984 (“HSWA”). To the Knowledge of Earthstone, the Earthstone Properties have not been used for Disposal of any Hazardous Substance and no condition otherwise exists on any such property, such that such property would be subject to any material remedial obligations under any Applicable Environmental Laws.  The term “Hazardous Substance” as used herein shall have the meaning specified in CERCLA, and the terms “Hazardous Waste” and “Disposal” shall have the meanings specified in RCRA.

 Section 3.16 Revenue and Expense Information; Records. The property list, cash receipts, disbursements and Production volumes with respect to the Earthstone Properties are true and correct in all material respects, and Earthstone has good and marketable title to the Earthstone Properties to which such receipts, disbursements and Production volumes relate.  Earthstone has not received any written notice of and does not have Knowledge of any material adverse claim against Earthstone’s title to the Earthstone Properties.  The Earthstone Records are true and correct in all material respects and accurately reflect the ownership and operation of the Earthstone Properties by Earthstone.

 Section 3.17 Commitments. Except as set forth on Section 3.17 of the Earthstone Disclosure Schedule, to Earthstone’s Knowledge, Earthstone has incurred no material expenses, and has made no commitments to make material expenditures (and Earthstone has not entered into any agreements that would obligate Earthstone to make material expenditures), in connection with (and no other material obligations or liabilities have been incurred, outside the ordinary course of business consistent with past practices in connection with) the ownership or operation of the Earthstone Properties after the Closing Date.

 Section 3.18 No Alienation. Except as set forth on Section 3.18 of the Earthstone Disclosure Schedule, since December 31, 2013, Earthstone has not sold, assigned, conveyed, or transferred or contracted to sell, assign, convey or transfer any right or title to, or interest in, the Earthstone Properties, other than in the ordinary course of business (including the replacement of equipment for equipment of reasonably equivalent or greater value or the sale of Hydrocarbons produced from the Earthstone Properties in the regular course of business).

 Section 3.19 Make-Up Rights. To Earthstone’s Knowledge, Earthstone has not, nor has any other Person, received prepayments (including but not limited to, payments for gas not taken pursuant to “take-or-pay” or similar arrangements) for any Hydrocarbons produced from the Earthstone Properties as a result of which the obligation does or may exist to deliver Hydrocarbons produced from the Earthstone Properties after the Closing Date without then receiving payment (or without then receiving full payment) therefor or to make repayments in cash, and the working interest owners have not so delivered any Hydrocarbons from the Earthstone Properties or so made any such repayment in cash.

 Section 3.20 Imbalance. To Earthstone’s Knowledge, any imbalance among the owners of the interests in the wells and units included in the Earthstone Properties are consistent with those that are normal and customary in the oil and gas industry, and Section 3.20 of the Earthstone Disclosure Schedule sets forth all material gas imbalances affecting the Earthstone Properties as of the date hereof.  To Earthstone’s Knowledge, no condition exists affecting the operation of the Earthstone Properties which has materially impaired, or could reasonably be expected to materially impair, Production from or the operations of the Earthstone Properties.

 Section 3.21 Preferential Rights and Consents to Assign. To Earthstone’s Knowledge, there are no consents to assignment or waivers of preferential rights to purchase affecting the Earthstone Properties that must be obtained from third parties in order for Earthstone to consummate the transactions contemplated by this Agreement without violating or breaching a duty or obligation of Earthstone.

 Section 3.22 No Participating Hydrocarbons. Except as set forth on Section 3.22 of the Earthstone Disclosure Schedule, to Earthstone’s Knowledge, the Earthstone Properties do not include any unleased Hydrocarbons where Earthstone has agreed to bear a share of drilling, operating or other costs as a participating mineral owner.

 Section 3.23 Disclosure. No representation or warranty of Earthstone in this Agreement and no statement in the Earthstone Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.  There is no fact known to Earthstone that has specific application to Earthstone or the Earthstone Properties (other than general economic or industry conditions) as far as Earthstone can reasonably foresee, that materially threatens the assets, business, prospects, financial condition, or results of operations of Earthstone or the Earthstone Properties that has not been set forth in this Agreement or the Earthstone Disclosure Schedule.

 Section 3.24 Insurance.   Section 3.24 of the Earthstone Disclosure Schedule contains a complete and correct list of material insurance policies maintained by or on behalf of Earthstone as of the date of this Agreement.

 Section 3.25 Employees.   There are no collective bargaining agreements or other labor union contracts applicable to any employees of Earthstone, and no such agreement or contract has been requested by an employee or group of employees of Earthstone.  Earthstone is in compliance in all material respects with all Applicable Laws pertaining to employment and employment practices and wages, hours and other terms and conditions of employment in respect of its employees, and has no accrued liability for any arrears of wages or any Taxes or penalties for failure to comply with any thereof.  There is no pending or, to the Knowledge of Earthstone, threatened Proceeding against or involving Earthstone by or before, and Earthstone is not subject to any judgment, order, writ, injunction, or decree of or inquiry from, any Governmental Authority in connection with any current, former or prospective employee of Earthstone. Section 3.25 of the Earthstone Disclosure Schedule, sets forth the bonuses, if any, to be paid to Earthstone employees before or as a result of the Closing.

 Section 3.26 Agreements, Contracts and Commitments. Section 3.26 of the Earthstone Disclosure Schedule lists all leases, contracts, agreements and instruments to which Earthstone is a party as of the date hereof and which are in any single case of material importance to the conduct of the business of Earthstone (true and correct copies of each such document requested by the Oak Valley Entities have been previously delivered to them and a written description of each oral arrangement so listed) (“Earthstone Material Contracts”).  Except as set forth on Section 3.26 of the Earthstone Disclosure Schedule and as contemplated hereby, Earthstone does not have as of the date hereof (i) any collective bargaining agreements or any agreements that contain any severance pay liabilities or obligations, (ii) any bonus, deferred compensation, pension, profit-sharing or retirement plans, programs or other similar employee benefit arrangements, (iii) any employment agreement, contract or commitment with an employee, or agreements to pay severance, (iv) any agreement of guarantee or indemnification running from Earthstone to any Person except as provided in Earthstone’s Certificate of Incorporation and bylaws, (v) any agreement, indenture or other instrument for borrowed money and any agreement or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of the Earthstone Common Stock or any other outstanding securities, (vi) any agreement, contract or commitment containing any covenant limiting the freedom of Earthstone to engage in any line of business or compete with any Person, (vii) any agreement, contract or commitment relating to capital expenditures required to be disclosed on Section 3.17 of the Earthstone Disclosure Schedule, (viii) any agreement, contract or commitment relating to the acquisition of assets or capital stock of any business enterprise, or (ix) any agreement, contract or commitment not made in the ordinary course of business.  Except as set forth on Section 3.26 of the Earthstone Disclosure Schedule, Earthstone has not materially breached, nor to Earthstone’s Knowledge is there any claim or any legal basis for a claim that Earthstone has materially breached, any of the terms or conditions of any material agreement, contract or commitment set forth in the Earthstone Disclosure Schedule.

 Section 3.27 Hedging. Except as set forth on Section 3.27 of the Earthstone Disclosure Schedule, Earthstone is not engaged in any oil, natural gas or other futures or option trading in respect of which it has any material future liability, nor is it a party to any price swaps, hedges, futures or similar instruments.  Section 3.27 of the Earthstone Disclosure Schedule sets forth obligations of Earthstone for the delivery of Hydrocarbons attributable to any of the Earthstone Properties in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor.  Except as set forth on Section 3.27 of the Earthstone Disclosure Schedule, as of the date hereof, Earthstone is not bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.

 Section 3.28 Regulatory Agencies. Except as set forth on Section 3.28 of the Earthstone Disclosure Schedule, all currently effective filings heretofore made by Earthstone with the Federal Energy Regulatory Commission (“FERC”), and all other federal, state and local agencies or commissions (collectively, the “Regulatory Agencies”) were made in compliance with Applicable Laws and the factual information contained therein was true and correct in all material respects as of the respective dates of such filings.  The right of Earthstone to receive payment pursuant to any tariff, rate schedule or similar instrument filed with or subject to the jurisdiction of any Governmental Authority has not been suspended, and Earthstone has not received written notification questioning the validity of any such tariff, rate schedule or similar instrument which is material to the operations of the Earthstone Properties, taken as a whole, from any Governmental Authority or customer.  Neither Earthstone nor any portion of the Earthstone Properties is subject to the jurisdiction of FERC under the Natural Gas Act of 1938 (“NGA”).

 Section 3.29 Non-Consent. Except as set forth on Section 3.29 of the Earthstone Disclosure Schedule, to Earthstone’s Knowledge, there are no operations involving any of the Earthstone Properties to which Earthstone has become a non-consenting party.

 Section 3.30 Property Boundaries. To Earthstone’s Knowledge, all of the Earthstone Properties have been drilled and completed, as applicable, within the boundaries of the Earthstone Properties or within the limits otherwise permitted by contract, pooling or unit agreements, and by Applicable Law; and all drilling and completion of the Earthstone Properties and all development and operations on the Earthstone Properties have been conducted in all material respects in compliance with all applicable laws, ordinances, rules, regulations and permits, and judgments, orders and decrees of any court or governmental body or agency.

 Sectuib 3.31 Current Payments. To Earthstone’s Knowledge, except as expressly set forth on Section 3.31 of the Earthstone Disclosure Schedule, all proceeds from the sale of Hydrocarbons produced from the Earthstone Properties are currently being paid to Earthstone and no portion of such proceeds is currently being held in suspense by any Person by whom proceeds are paid except for immaterial amounts.

 Section 3.32 No Other Royalties. Except as expressly set forth in the Earthstone Reserve Report (defined below), to Earthstone’s Knowledge, the Earthstone Properties are not burdened by any material royalty, overriding royalty interests, Production payments or other material burdens on Production.

 Section 3.33 Reserve Reports. All information (excluding assumptions and estimates, but including the statement of the percentage of Hydrocarbons reserves from the wells and other interests evaluated therein to which Earthstone is entitled and the percentage of the costs and expenses related to such wells or interests to be borne by Earthstone) supplied to Ryder Scott Company, L.P. (“Ryder Scott”) by or on behalf of Earthstone that was material to such firms’ estimates of proved Hydrocarbons reserves attributable to the Earthstone Properties in connection with the preparation of the proved Hydrocarbons reserve reports concerning the Hydrocarbons of Earthstone as of March 31, 2014 (the “Earthstone Reserve Report”) was (at the time supplied or as modified or amended prior to the date hereof) to Earthstone’s Knowledge accurate in all material respects and Earthstone has no Knowledge of any material errors in such information that existed as of the date hereof.  To Earthstone’s Knowledge, the Earthstone Reserve Report, when issued, will be substantially comparable to the reserve report dated December 31, 2013 prepared by Earthstone in terms of dollar values and reserve volumes.  For purposes of this Agreement, the term “Hydrocarbons” means direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and hydrocarbons and operating rights and royalties, overriding royalties, Production payments, net profit interests and other non-working interests and non-operating interests; all interests in rights with respect to oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all Hydrocarbons leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, Hydrocarbons sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including wells, well equipment and machinery), Hydrocarbons Production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.  Set forth on Section 3.33 of the Earthstone Disclosure Schedule is a list of all material Hydrocarbons, properties, interests and assets that were included in the Earthstone reserve report dated December 31, 2013 that have been disposed of prior to the date hereof.

 Section 3.34 NYSE MKT. The outstanding shares of the Earthstone Common Stock are listed for trading on the NYSE MKT.  Earthstone is in material compliance with all applicable rules and policies set forth in the NYSE MKT Listed Company Manual.

 Section 3.35 SEC Filings. Earthstone has timely filed and furnished with the SEC all forms, reports, certifications, prospectuses, proxy statements, schedules, statements, and other documents required to be filed by it since January 1, 2011 under the Securities Act, the Exchange Act, and all other federal securities laws.  All forms, reports, certifications, prospectuses, proxy statements, schedules, statements, and other documents (including all amendments thereto) filed or furnished on a voluntary basis on Form 8-K by Earthstone with the SEC since such date are herein collectively referred to as the “SEC Filings.”  The SEC Filings, at the time filed, complied as to form in all material respects with applicable requirements of federal securities laws.  To the Knowledge of Earthstone, none of the SEC Filings, including, without limitation, any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  All Earthstone Material Contracts have been included in the SEC Filings, except for those contracts not required to be filed pursuant to the rules and regulations of the SEC.  As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the SEC Filings.  To the Knowledge of Earthstone, none of the SEC Filings is the subject of ongoing SEC review or investigation.

 Section 3.36 Securities Laws. Assuming Oak Valley’s representations contained in this Agreement are true and correct, the offer and sale of the shares comprising the Exchange Consideration (a) are and will be exempt from the registration and prospectus delivery requirements of the Securities Act, (b) have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws, and (c) are and will be accomplished in conformity with all other federal and applicable state securities laws.

 Section 3.37 Sarbanes-Oxley Compliance. Except as set forth on Section 3.37 of the Earthstone Disclosure Schedule, Earthstone is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated by the SEC thereunder, that are effective as of the date of this Agreement.

 Section 3.38 Earthstone Fairness Opinion. The Earthstone Board has received the Earthstone Fairness Opinion as of or prior to the date hereof.

 Section 3.39 Earthstone Rights Agreement. Other than under the Earthstone Rights Agreement, the Company does not have any outstanding rights or “poison pills” other than any such rights or “poison pills” that will expire or terminate (without payment of any consideration by any of Earthstone or the Oak Valley Entities) prior to the Closing Date.  In furtherance of the foregoing, the Earthstone Board has taken appropriate action such that in connection with the consummation of the transactions contemplated by this Agreement (i) neither Oak Valley nor any of its “Affiliates” or “Associates” (as each such term is defined in the Earthstone Rights Agreement) are “Beneficial Owners” (as defined in the Earthstone Rights Agreement), (ii) neither Oak Valley nor any of its Affiliates or Associates are “Acquiring Persons” (as defined in the Earthstone Rights Agreement”); (iii) no “Distribution Date” or “Shares Acquisition Date” (each as defined in the Earthstone Rights Agreement) will be triggered as a result of the execution of this Agreement or the consummation pursuant to this Agreement of the Exchange and the other transactions contemplated by this Agreement pursuant to the terms hereof; and (iv) the Earthstone Rights Agreement has been amended to exempt this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from the application of the Rights Agreement.

 Section 3.40 Benefit Plans. No Benefit Plan of Earthstone or its ERISA Affiliates is a “defined benefit plan” within the meaning of Section 3(35) of ERISA, a “multiemployer plan,” as defined in Section 3(37) of ERISA, or a plan that is subject to the minimum funding standards of Section 302 of ERISA or 412 of the Code (a “Pension Plan”).  To the Knowledge of Earthstone, there have been no prohibited transactions (described under Section 406 of ERISA or Section 4975(c) of the Code) or breaches of fiduciary duty or any other breaches or violations of any law applicable to any of the Benefit Plans, in any such case that would subject Earthstone to any material Taxes, penalties or other liabilities. There are no investigations or audits of any Benefit Plan by any Governmental Authority currently pending and there have been no such investigations or audits that have been concluded that resulted in any liability to Earthstone, its Subsidiaries or its ERISA Affiliates that has not been fully discharged.  To the Knowledge of Earthstone, each Benefit Plan has been operated in all material respects in compliance with applicable law and in accordance with its terms, and all reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each Benefit Plan of Earthstone or its ERISA Affiliates have, in all material respects, been timely and completely filed or distributed. Each Benefit Plan that is represented to be qualified under Section 401(a) of the Code has a current favorable determination letter or is based on a prototype document that has received a favorable opinion letter, all subsequent interim amendments have been made in a timely manner, and to the Knowledge of Earthstone, no such Benefit Plan has been amended or operated in a way which could reasonably be expected to adversely affect its qualified status or the qualified status of its related trust. There have been no terminations, partial terminations or discontinuances of contributions by Earthstone to any qualified plan during the preceding six years without notice to and approval by the IRS, to the extent such notice to and approval by the IRS is required by Applicable Law. There are no pending claims, lawsuits or actions relating to any Benefit Plan of Earthstone or its ERISA Affiliates (other than ordinary claims for benefits) and, to the Knowledge of Earthstone, none are threatened.  No Benefit Plan of Earthstone or its ERISA Affiliates provides retiree medical or retiree life insurance benefits, except as required under Section 4980B of the Code and subsequent guidance. Earthstone has not established or maintained, nor has any liability with respect to, any deferred compensation plan, program, or arrangement (including any “nonqualified deferred compensation plan”) which is not in compliance with Section 409A of the Code.

 Section 3.41 No Excess Parachute Payments; Section 162(m). No amount that will be received (whether in cash or property or vesting of property) by, or any benefit that will be provided to, any officer, director or employee of Earthstone or any of its Affiliates who is a “disqualified individual” (as defined in final Treasury Regulation 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect will be an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) as a result of the transactions contemplated by the Exchange; and no such person is entitled to receive any additional payment from Earthstone in the event that the excise tax of Section 4999(a) of the Code is imposed on such person.  Earthstone has not paid and is not obligated to pay compensation to any employee that would be limited as a deduction pursuant to Section 162(m) of the Code.

ARTICLE IV
Representations and Warranties of Oak Valley

Except as disclosed in the disclosure letter delivered by Oak Valley to Earthstone (the “Oak Valley Disclosure Schedule”) prior to the execution of this Agreement (provided that (i) disclosure in any section of the Oak Valley Disclosure Schedule shall be deemed to be disclosure with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Oak Valley Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Material Adverse Effect), Oak Valley represents and warrants to Earthstone that:

 Section 4.1 Organization.

(a)  Oak Valley is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware.  Oak Valley has full power and authority to own, lease or otherwise hold and operate the Oak Valley Properties and to carry on its business as presently conducted.  Oak Valley is duly qualified and in good standing to do business as a foreign limited liability company in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect.

(b)  Each Oak Valley Subsidiary is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Texas.  Each Oak Valley Subsidiary has full power and authority to own, lease or otherwise hold and operate the Oak Valley Properties and to carry on its business as presently conducted.  Each Oak Valley Subsidiary is duly qualified and in good standing to do business as a foreign limited liability company in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect.

 Section 4.2 Capitalization of Oak Valley and Each Oak Valley Subsidiary.

(a)  The issued and outstanding limited liability company interests of Oak Valley are held of record by those individuals and entities set forth in Section 4.2(a) of the Oak Valley Disclosure Schedule, in the percentages set forth therein, and constitute all of the issued and outstanding limited liability company interests of Oak Valley.  Except as set forth in Section 4.2(a) of the Oak Valley Disclosure Schedule, there are outstanding: (i) no limited liability company interests, voting debt or other voting Securities of Oak Valley; (ii) no Securities of Oak Valley convertible into or exchangeable for limited liability company interests, or other voting Securities of Oak Valley; and (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which Oak Valley is a party or by which it is bound in any case obligating Oak Valley to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional limited liability company interests or any other Securities of Oak Valley or any other Person or obligating Oak Valley to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.  Except as contemplated in Section 5.13, there are not as of the date hereof and there will not be at the Closing Date any member agreements, voting trusts or other agreements or understandings to which Oak Valley is a party or by which it is bound relating to the voting of any limited liability company interests or voting securities of Oak Valley from, or the casting of votes by, the members of Oak Valley with respect to the Exchange.

(b) All of the issued and outstanding limited liability company interests of each Oak Valley Subsidiary are held beneficially and of record by Oak Valley.  All outstanding limited liability company interests of each Oak Valley Subsidiary are validly issued, fully paid and non-assessable, and are not subject to preemptive rights. Except as set forth in Section 4.2(b) of the Oak Valley Disclosure Schedule, there are outstanding: (i) no limited liability company interests, voting debt or other voting Securities of any Oak Valley Subsidiary; (ii) no Securities of any Oak Valley Subsidiary convertible into or exchangeable for limited liability company interests, or other voting Securities of any Oak Valley Subsidiary; and (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which any Oak Valley Subsidiary is a party or by which it is bound, in any case obligating any Oak Valley Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional limited liability company interests or any other Securities of any Subsidiary or any other Person or obligating any Oak Valley Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.  There are not as of the date hereof and there will not be at the Closing Date any member agreements, voting trusts or other agreements or understandings to which any Oak Valley Subsidiary is a party or by which it is bound relating to the voting of any limited liability company interests or voting securities of any Oak Valley Subsidiary from, or the casting of votes by, the member of any Oak Valley Subsidiary with respect to the Exchange.  The limited liability company agreements of each Oak Valley Subsidiary have been duly authorized, executed and delivered by Oak Valley and are, and will be at the Closing, valid and legally binding agreements, enforceable against each Oak Valley Subsidiary and its member in accordance with its terms.

Section 4.3 Authority Relative to This Agreement. Oak Valley has the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by Oak Valley of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized, and no other limited liability company proceedings on the part of Oak Valley is necessary to authorize the execution, delivery and performance by Oak Valley of this Agreement and the consummation of the transactions contemplated hereby. Oak Valley, in accordance with its limited liability company agreement and the Delaware Limited Liability Company Act (the “DLLCA”), has irrevocably approved the Exchange and this Agreement, and declared the Exchange and this Agreement to be in the best interests of its members.  This Agreement has been duly executed and delivered by Oak Valley and constitutes, and each other agreement, instrument or document executed or to be executed by Oak Valley in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by Oak Valley and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Oak Valley enforceable against Oak Valley in accordance with its respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 4.4 Noncontravention. Except as otherwise indicated on Section 4.4 of the Oak Valley Disclosure Schedule, the execution, delivery and performance by Oak Valley of this Agreement and the consummation by it of the transactions contemplated hereby, do not and will not (i) conflict with or result in a violation of any provision of the limited liability company agreement or other governing instruments of Oak Valley, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which Oak Valley or any Oak Valley Subsidiary is a party or by which Oak Valley, any Oak Valley Subsidiary or any of the Oak Valley Properties may be bound, (iii) result in the creation or imposition of any Encumbrance upon the Oak Valley Properties or (iv) assuming compliance with the matters referred to in Section 4.5, violate any Applicable Law binding upon Oak Valley.

Section 4.5 Governmental Approvals. To the Knowledge of Oak Valley, no material consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Authority is required to be obtained or made by Oak Valley or any Oak Valley Subsidiary in connection with the execution, delivery or performance by it of this Agreement or the consummation by it of the transactions contemplated hereby, other than (i) compliance with any applicable state securities or takeover laws, and (ii) filings with Governmental Authorities to occur in the ordinary course following the consummation of the transactions contemplated hereby.

Section 4.6 Financial Statements. Oak Valley has delivered to Earthstone (i) the audited consolidated balance sheets of Oak Valley as of December 31, 2012, 2011 and 2010, and the related audited statements of operations, members’ equity and cash flows for the years then ended, and the notes and schedules thereto (the “Audited Oak Valley Financial Statements”), and (ii) the unaudited consolidated balance sheet of Oak Valley as of December 31, 2013, and the related statement of operations and comprehensive income for the year then ended (the “Unaudited Oak Valley Financial Statements” and together with the Audited Oak Valley Financial Statements, the “Oak Valley Annual Financial Statements”).  The Oak Valley Annual Financial Statements (A) have been prepared from the books and records of Oak Valley in conformity with GAAP applied on a basis consistent with preceding years throughout the periods involved, and (B) accurately and fairly present in all material respects the consolidated financial position of Oak Valley as of the respective dates thereof and its consolidated results of operations and cash flows for the periods then ended.  When the annual audit by Oak Valley’s independent auditor with respect to Oak Valley’s Unaudited Annual Financial Statements is completed, (i) the audit report attached to such financial statements will contain an unqualified opinion by such independent auditor; and (ii) such financial statements will reflect the same financial position and results of operations as are set forth in the Unaudited Oak Valley Financial Statements, subject to audit adjustments, which will not be material in the aggregate.

Section 4.7 Absence of Undisclosed Liabilities. To the Knowledge of Oak Valley, neither Oak Valley nor any Oak Valley Subsidiary has any material liability or obligation (whether accrued, absolute, contingent, unliquidated or otherwise), including any liability or obligation with respect to the Oak Valley Properties, except (i) liabilities reflected in the Unaudited Oak Valley Financial Statements, (ii) liabilities which have arisen since the date of the Unaudited Oak Valley Financial Statements in the ordinary course of business (none of which is a material liability for breach of contract, tort or infringement), (iii) liabilities arising under executory provisions of contracts entered into in the ordinary course of business (none of which is a material liability for breach of contract) and (iv) liabilities disclosed on Section 4.7 of the Oak Valley Disclosure Schedule).

Section 4.8 Absence of Certain Changes. Except as disclosed on Section 4.8 of the Oak Valley Disclosure Schedule, since the date of the Unaudited Oak Valley Financial Statements, (i) there has not been any material adverse change in, or any event or condition that would reasonably be expected to result in any Material Adverse Effect on the assets or financial condition of Oak Valley and each Oak Valley Subsidiary or any of the Oak Valley Properties, (ii) the business of Oak Valley and each Oak Valley Subsidiary has been conducted only in the ordinary course consistent with past practice, (iii) neither Oak Valley nor any Oak Valley Subsidiary has incurred any material liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business consistent with past practice with respect to its business and assets, including the Oak Valley Properties, (iv) neither Oak Valley nor any Oak Valley Subsidiary has suffered any material loss, damage, destruction or other casualty to any of its assets, including any of the Oak Valley Properties (whether or not covered by insurance) and (v) there has been no event, condition, action or effect that, if taken during the period of time from the date of this Agreement through the Closing Date, would constitute a breach of Section 5.2.

Section 4.9 Title to Properties

(a) The Oak Valley Subsidiaries have full beneficial interest in and legal title to all oil and gas properties forming the basis for the reserves reflected in the Oak Valley Reserve Report as attributable to interests owned or held by Oak Valley free and clear of all Encumbrances, except for Encumbrances set forth in Section 4.9 of the Oak Valley Disclosure Schedule. The oil and gas leases and other agreements that provide the Oak Valley Subsidiaries with operating rights in the oil and gas properties reflected in the Oak Valley Reserve Report are in full force and effect as to the oil and gas properties reflected in the Oak Valley Reserve Report, and the rentals, royalties and other payments due thereunder have been properly and timely paid and there is no existing default (or event that, with notice or lapse of time or both, would become a default) under any of such oil and gas leases or other agreements, except, in each case, as individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Oak Valley.

 (b) All producing oil and gas wells operated by Oak Valley and included in the Oak Valley Properties have been operated and produced and, to the Knowledge of Oak Valley, drilled, in accordance in all material respects with reasonable, prudent oil and gas field practice and in compliance in all material respects with applicable oil and gas leases and Applicable Law. All producing oil and gas wells and related material equipment are in an operable state of repair, adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted.

 (c) All material proceeds from the sale of Hydrocarbons produced from the Oak Valley Properties are being received by Oak Valley in a timely manner and are not being held in suspense for any reason (except in the ordinary course of business).

 (d) Except as would not, individually or in the aggregate, have a Material Adverse Effect on Oak Valley, neither Oak Valley (as to wells operated by Oak Valley) nor, to Oak Valley’s Knowledge, an applicable operator (as to wells not operated by Oak Valley), is in material breach of, or default under, any oil and gas lease, oil, gas, and mineral lease and sublease, royalty, overriding royalty, net profits interest, mineral fee interest, carried interest, interests under a concession, production sharing, risk service, technical service, service, or similar agreement that is, or constitutes an interest in, the Oak Valley Properties.

Section 4.10 Compliance with Laws. Except as disclosed on Section 4.10 of the Oak Valley Disclosure Schedule, to the Knowledge of Oak Valley, Oak Valley and each Oak Valley Subsidiary has complied in all material respects with all Applicable Laws.  Except as disclosed on Section 4.10, neither Oak Valley nor any Oak Valley Subsidiary has received any written notice from any Governmental Authority, which has not been dismissed or otherwise disposed of, or that Oak Valley and each Oak Valley Subsidiary has not complied with.  Neither Oak Valley nor any Oak Valley Subsidiary has been charged or, to the Knowledge of Oak Valley, threatened with, or under investigation with respect to, any material violation of any Applicable Law relating to any aspect of the business of Oak Valley or any Oak Valley Subsidiary.

Section 4.11 Tax Matters. Oak Valley and each Oak Valley Subsidiary has filed all federal, state and local Tax Returns, including those relating to real and personal property taxes, ad valorem taxes, severance taxes and any other Taxes imposed on or with respect to any of its assets, including the Oak Valley Properties and any Production therefrom.  All Tax Returns have been timely filed with the applicable taxing authority, except as set forth on Section 4.11 of the Oak Valley Disclosure Schedule, and all Taxes required to be shown thereon have been paid.  There are no liens for Taxes (other than for Taxes not yet due and payable) upon Oak Valley or any Oak Valley Subsidiary or any of the Oak Valley Properties.  There has been no issue raised or adjustment proposed (and to the Knowledge of Oak Valley, none is pending) by the IRS or any other taxing authority in connection with any Tax Returns, nor has Oak Valley or any Oak Valley Subsidiary received any written notice from the IRS or any other taxing authority that any Tax Return is being audited or may be audited or examined.  Neither Oak Valley nor any Oak Valley Subsidiary has received a written notice of a claim made by any Taxing authority in a jurisdiction where Oak Valley or any Oak Valley Subsidiary does not file Tax Returns that it is or may be subject to Tax in such jurisdiction.  Neither Oak Valley nor any Oak Valley Subsidiary has agreed to the extension of any statute of limitations on the assessment or collection of any Tax or with respect to any Tax Return.  There are no Tax rulings, requests for rulings or closing agreements with any taxing authority with respect to Oak Valley or any Oak Valley Subsidiary.  Neither Oak Valley nor any Oak Valley Subsidiary has any current or potential contractual obligation, through Tax sharing agreements or otherwise, to indemnify any other Person with respect to Taxes or to make any distribution with respect to any current or future tax liability.  None of Oak Valley, any Oak Valley Subsidiary or any of their respective members have filed an election on IRS Form 8832, Entity Classification Election, causing Oak Valley or any Oak Valley Subsidiary to be classified as an association taxable as a corporation for U.S. federal income tax purposes. Oak Valley is not a “foreign person” as defined in Section 1445(f)(3) of the Code.

Section 4.12 Legal Proceedings. Except as set forth on Section 4.12 of the Oak Valley Disclosure Schedule, there are no Proceedings pending or, to the Knowledge of Oak Valley, threatened against or involving Oak Valley or any Oak Valley Subsidiary or rights of Oak Valley or any Oak Valley Subsidiary with respect to any of their respective assets, including the Oak Valley Properties.  Neither Oak Valley nor any Oak Valley Subsidiary is subject to any material judgment, order, writ, injunction, or decree of any Governmental Authority.  There are no Proceedings pending or, to the Knowledge of Oak Valley, threatened against Oak Valley or any Oak Valley Subsidiary or their respective assets, including the Oak Valley Properties, seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby or which could reasonably be expected to affect Oak Valley’s ability to consummate the transactions contemplated hereby.

Section 4.13 Brokerage Fees. Neither Oak Valley nor any Oak Valley Subsidiary has retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby.

Section 4.14 Permits. Oak Valley and each Oak Valley Subsidiary holds all material Permits necessary or required for the conduct of its business as currently conducted.  Each of such Permits is in full force and effect and Oak Valley and each Oak Valley Subsidiary is in material compliance with each such Permit.  Except as disclosed on Section 4.14 of the Oak Valley Disclosure Schedule, neither Oak Valley nor any Oak Valley Subsidiary has received any written notice from any Governmental Authority and no Proceeding is pending or, to the Knowledge of Oak Valley, threatened with respect to any alleged failure by Oak Valley, or any Oak Valley Subsidiary to have any Permit.

Section 4.15 Environment Matters. Except as disclosed on Section 4.15 of the Oak Valley Disclosure Schedule, neither Oak Valley nor any Oak Valley Subsidiary has received any written notice of any investigation or inquiry regarding the Oak Valley Properties from any Governmental Authority under any Applicable Environmental Laws, including, without limitation, CERCLA, RCRA and HSWA.  To the Knowledge of Oak Valley, the Oak Valley Properties have not been used for Disposal of any Hazardous Substance and no condition otherwise exists on any such property, such that such property would be subject to any material remedial obligations under any Applicable Environmental Laws.

Section 4.16 Revenue and Expense Information: Records. The property list, cash receipts, disbursements and Production volumes with respect to the Oak Valley Properties described are true and correct in all material respects, and the Oak Valley Subsidiaries, collectively, have good and marketable title to the Oak Valley Properties to which such receipts, disbursements and Production volumes relate.  Neither Oak Valley nor any Oak Valley Subsidiary has received any written notice of and does not have Knowledge of any material adverse claim against any Oak Valley Subsidiaries’ title to the Oak Valley Properties.  The Oak Valley Records are true and correct in all material respects and accurately reflect the ownership and operation of the Oak Valley Properties.

Section 4.17 Commitments. Except as set forth on Section 4.17 of the Oak Valley Disclosure Schedule, to Oak Valley’s Knowledge, neither Oak Valley nor any Oak Valley Subsidiary has incurred any material expenses or made commitments to make material expenditures (and neither Oak Valley nor any Oak Valley Subsidiary has entered into any agreements that would obligate Earthstone to make material expenditures), in connection with (and no other material obligations or liabilities have been incurred outside the ordinary course of business consistent with past practices, in connection with) the ownership or operation of the Oak Valley Properties after the Closing Date.

Section 4.18 No Alienation. Since December 31, 2013, neither Oak Valley nor any Oak Valley Subsidiary has sold, assigned, conveyed, or transferred or contracted to sell, assign, convey or transfer any right or title to, or interest in, the Oak Valley Properties, other than in the ordinary course of business (including the replacement of equipment for equipment of reasonably equivalent or greater value or the sale of Hydrocarbons produced from the Earthstone Properties in the regular course of business).

Section 4.19 Make-Up Rights. To Oak Valley’s Knowledge, neither Oak Valley nor any Oak Valley Subsidiary has, nor has any other Person, received prepayments (including but not limited to, payments for Hydrocarbons not taken pursuant to “take-or-pay” or similar arrangements) for any Hydrocarbons produced from the Oak Valley Properties as a result of which the obligation does or may exist to deliver Hydrocarbons produced from the Oak Valley Properties after the Closing Date without then receiving payment (or without then receiving full payment) therefor or to make repayments in cash, and the working interest owners have not so delivered any Hydrocarbons from the Oak Valley Properties or so made any such repayment in cash.

Section 4.20 Imbalace. To Oak Valley’s Knowledge, any imbalance among the owners of the interests in the wells and units included in the Oak Valley Properties are consistent with those that are normal and customary in the oil and gas industry, and Section 4.20 of the Oak Valley Disclosure Schedule sets forth all material gas imbalances affecting the Oak Valley Properties as of the date hereof.  To Oak Valley’s Knowledge, no condition exists affecting the operation of the Oak Valley Properties which has materially impaired, or could reasonably be expected to materially impair, Production from or the operations of the Oak Valley Properties.

Section 4.21 Preferential Rights and Consents to Assign. To Oak Valley’s Knowledge, there are no consents to assignment or waivers of preferential rights to purchase affecting the Oak Valley Properties that must be obtained from third parties in order for Oak Valley or the Oak Valley Subsidiaries to consummate the transactions contemplated by this Agreement without violating or breaching a duty or obligation of Oak Valley or any Oak Valley Subsidiary.

Section 4.22 No Participating Hydrocarbons. To Oak Valley’s Knowledge, the Oak Valley Properties do not include any unleased Hydrocarbons where Oak Valley or any Oak Valley Subsidiary has agreed to bear a share of drilling, operating or other costs as a participating mineral owner.

Section 4.23 Disclosure. No representation or warranty of Oak Valley in this Agreement and no statement in the Oak Valley Disclosure Schedule pertaining to Oak Valley or any Oak Valley Subsidiary omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.  There is no fact known to Oak Valley that has specific application to Oak Valley or any Oak Valley Subsidiary or the Oak Valley Properties (other than general economic or industry conditions) as far as Oak Valley can reasonably foresee, that materially threatens the assets, business, prospects, financial condition, or results of operations of Oak Valley and each Oak Valley Subsidiary or the Oak Valley Properties that has not been set forth in this Agreement or the Oak Valley Disclosure Schedule.

Section 4.24 Insurance, Section 4.24 of the Oak Valley Disclosure Schedule contains a complete and correct list of material insurance policies maintained by or on behalf of Oak Valley as of the date of this Agreement.

Section 4.25 Employees. There are no collective bargaining agreements or other labor union contracts applicable to any employees of Oak Valley or any Oak Valley Subsidiary, and no such agreement or contract has been requested by an employee or group of employees of Oak Valley or any Oak Valley Subsidiary.  Oak Valley and each Oak Valley Subsidiary is in compliance in all material respects with all Applicable Laws pertaining to employment and employment practices and wages, hours and other terms and conditions of employment in respect of its employees, and has no accrued liability for any arrears of wages or any Taxes or penalties for failure to comply with any thereof.  There is no pending or, to the Knowledge of Oak Valley, threatened Proceeding against or involving Oak Valley or any Oak Valley Subsidiary by or before, and Oak Valley and each Oak Valley Subsidiary is not subject to any judgment, order, writ, injunction, or decree of or inquiry from, any Governmental Authority in connection with any current, former or prospective employee of Oak Valley or any Oak Valley Subsidiary.

Section 4.26 Agreements, Contracts and Commitments. Section 4.26 of the Oak Valley Disclosure Schedule lists all leases, contracts, agreements and instruments to which Oak Valley and each Oak Valley Subsidiary is a party as of the date hereof and which are in any single case of material importance to the conduct of the business of Oak Valley and each Oak Valley Subsidiary (true and correct copies of each such document requested by Earthstone have been previously delivered) (“Oak Valley Material Contracts”).  Except as set forth in Section 4.26 of the Oak Valley Disclosure Schedule, neither Oak Valley nor any Oak Valley Subsidiary has, as of the date hereof (i) any collective bargaining agreements or any agreements that contain any severance pay liabilities or obligations, (ii) any bonus, deferred compensation, pension, profit-sharing or retirement plans, programs or other similar employee benefit arrangements except as otherwise set forth in its limited liability company agreement, (iii) any employment agreement, contract or commitment with an employee, or agreements to pay severance, (iv) any agreement of guarantee or indemnification running from Oak Valley or any Oak Valley Subsidiary to any Person, except as set forth in its limited liability company agreement, (v) any agreement, indenture or other instrument for borrowed money and any agreement or other instrument which contains restrictions with respect to payment of dividends or any other outstanding securities, (vi) any agreement, contract or commitment containing any covenant limiting the freedom of Oak Valley or any Oak Valley Subsidiary to engage in any line of business or compete with any Person, (vii) any agreement, contract or commitment relating to capital expenditures required to be disclosed in Section 4.17 of the Oak Valley Disclosure Schedule, (viii) any agreement, contract or commitment relating to the acquisition of assets or capital stock of any business enterprise, or (ix) any agreement, contract or commitment not made in the ordinary course of business.  Except as set forth in Section 4.26 of the Oak Valley Disclosure Schedule, neither Oak Valley nor any Oak Valley Subsidiary has materially breached, nor to Oak Valley’s Knowledge is there any claim or any legal basis for a claim that Oak Valley or any Oak Valley Subsidiary has materially breached, any of the terms or conditions of any material agreement, contract or commitment set forth in the Oak Valley Disclosure Schedule.

Section 4.27 Hedging. Except as set forth on Section 4.27 of the Oak Valley Disclosure Schedule, neither Oak Valley nor any Oak Valley Subsidiary is engaged in any oil, natural gas or other futures or option trading in respect of which it has any material future liability, nor is it a party to any price swaps, hedges, futures or similar instruments.  Section 4.27 of the Oak Valley Disclosure Schedule sets forth for the periods shown obligations of Oak Valley and any Oak Valley Subsidiary for the delivery of Hydrocarbons attributable to any of the Oak Valley Properties in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor.  Except as set forth in Section 4.27 of the Oak Valley Disclosure Schedule, as of the date hereof, neither Oak Valley nor any Oak Valley Subsidiary is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.

Section 4.28 Regulatory Agencies. Except as set forth in Section 4.28 of the Oak Valley Disclosure Schedule, all currently effective filings heretofore made by Oak Valley or any Oak Valley Subsidiary with FERC, and all other Regulatory Agencies were made in compliance with Applicable Laws and the factual information contained therein was true and correct in all material respects as of the respective dates of such filings.  The right of Oak Valley and any Oak Valley Subsidiary to receive payment pursuant to any tariff, rate schedule or similar instrument filed with or subject to the jurisdiction of any Governmental Authority has not been suspended, and neither Oak Valley nor any Oak Valley Subsidiary has received written notification questioning the validity of any such tariff, rate schedule or similar instrument which is material to the operations of the Oak Valley Properties, taken as a whole, from any Governmental Authority or customer.  Neither Oak Valley nor any Oak Valley Subsidiary, nor any portion of the Oak Valley Properties is subject to the jurisdiction of FERC under the NGA.

Section 4.29 Non-Consent. To Oak Valley’s Knowledge, there are no operations involving any of the Oak Valley Properties to which Oak Valley or any Oak Valley Subsidiary has become a non-consenting Person.

Section 4.30 Property Boundaries. To Oak Valley’s Knowledge, all of the Oak Valley Properties have been drilled and completed, as applicable, within the boundaries of the Oak Valley Properties or within the limits otherwise permitted by contract, pooling or unit agreements, and by Applicable Law; and all drilling and completion of the Oak Valley Properties and all development and operations on the Oak Valley Properties have been conducted in all material respects in compliance with all applicable laws, ordinances, rules, regulations and permits, and judgments, orders and decrees of any court or governmental body or agency.

Section 4.31 Current Payments. To Oak Valley’s Knowledge, except as expressly set forth in Section 4.31 of the Oak Valley Disclosure Schedule, all proceeds from the sale of Hydrocarbons produced from the Oak Valley Properties are currently being paid to Oak Valley or the applicable Oak Valley Subsidiary and no portion of such proceeds is currently being held in suspense by any Person by whom proceeds are paid except for immaterial amounts.

Section 4.32 No Other Royalties. Except as expressly set forth in the Oak Valley Reserve Report, to Oak Valley’s Knowledge, the Oak Valley Properties are not burdened by any material royalty, overriding royalty interests, Production payments or other material burdens on Production.

Section 4.33 Reserve Reports. All information (excluding assumptions and estimates, but including the statement of the percentage of Hydrocarbons reserves from the wells and other interests evaluated therein to which Oak Valley or any Oak Valley Subsidiary is entitled and the percentage of the costs and expenses related to such wells or interests to be borne by Oak Valley or any Oak Valley Subsidiary) used by or on behalf of Oak Valley or any Oak Valley Subsidiary that was material to estimates of proved Hydrocarbons reserves attributable to the Oak Valley Properties in connection with the preparation of the proved Hydrocarbons reserve reports prepared by Cawley, Gillespie & Associates, Inc., independent petroleum engineers, as of December 31, 2013 (the “Oak Valley Reserve Report”) was (at the time supplied or as modified or amended prior to the issuance of the Oak Valley Reserve Report) to Oak Valley’s Knowledge accurate in all material respects and Oak Valley has no Knowledge of any material errors in such information that existed at the time of such issuance.  Set forth on Section 4.33 of the Oak Valley Disclosure Schedule is a list of all material Hydrocarbons, properties, interests and assets that were included in the Oak Valley Reserve Report that have been disposed of prior to the date hereof.

Section 4.34 Benefit Plans. No Benefit Plan of Oak Valley or its ERISA Affiliates is a “defined benefit plan” within the meaning of Section 3(35) of ERISA, a “multiemployer plan,” as defined in Section 3(37) of ERISA, or a Pension Plan.  To the Knowledge of Oak Valley, there have been no prohibited transactions (described under Section 406 of ERISA or Section 4975(c) of the Code) or breaches of fiduciary duty or any other breaches or violations of any law applicable to any of the Benefit Plans, in any such case, that would subject Oak Valley to any material Taxes, penalties or other liabilities. There are no investigations or audits of any Benefit Plan by any Governmental Authority currently pending and there have been no such investigations or audits that have been concluded that resulted in any liability to Oak Valley, its Subsidiaries or its ERISA Affiliates that has not been fully discharged.  To the Knowledge of Oak Valley, each Benefit Plan has been operated in all material respects in compliance with applicable law and in accordance with its terms, and all reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each Benefit Plan of Oak Valley or its ERISA Affiliates have, in all material respects, been timely and completely filed or distributed. Each Benefit Plan that is represented to be qualified under Section 401(a) of the Code has a current favorable determination letter or is based on a prototype document that has received a favorable opinion letter, all subsequent interim amendments have been made in a timely manner, and to the Knowledge of Oak Valley, no such Benefit Plan has been amended or operated in a way which could reasonably be expected to adversely affect its qualified status or the qualified status of its related trust. There have been no terminations, partial terminations or discontinuances of contributions by Oak Valley to any qualified plan during the preceding six years without notice to and approval by the IRS, to the extent such notice to and approval by the IRS is required by Applicable Law. There are no pending claims, lawsuits or actions relating to any Benefit Plan of Oak Valley or its ERISA Affiliates (other than ordinary claims for benefits) and, to the Knowledge of Oak Valley, none are threatened.  No Benefit Plan provides retiree medical or retiree life insurance benefits, except as required under Section 4980B of the Code and subsequent guidance. Oak Valley has not established or maintained, nor has any liability with respect to, any deferred compensation plan, program, or arrangement (including any “nonqualified deferred compensation plan”) which is not in compliance with Section 409A of the Code.

Section 4.35 Investment Representations. Oak Valley is acquiring the securities representing the Exchange Consideration (“Exchange Securities”) for its own account for investment purposes only and not with a view to the distribution thereof.  Oak Valley is an accredited investor as that term is defined in Regulation D promulgated by the SEC under the Securities Act.  Oak Valley understands and agrees that the Exchange Securities have not been registered under the Securities Act or any state securities laws, and that accordingly, they will not be fully transferable except as permitted under various exemptions contained in the Securities Act and applicable state securities laws, or upon satisfaction of the registration and prospectus delivery requirements of the Securities Act and applicable state securities laws.  Oak Valley acknowledges that it must bear the economic risk of its investment in the Exchange Securities for an indefinite period of time (subject, however, to Earthstone’s obligations pursuant to the Registration Rights Agreement) since they have not been registered under the Securities Act and applicable state securities laws and therefore cannot be sold unless they are subsequently registered or an exemption from registration is available. Absent an effective registration statement under the Securities Act and applicable state securities laws covering the disposition of the Exchange Securities, Oak Valley will not sell, transfer, assign, pledge, hypothecate or otherwise dispose of any or all of the Exchange Securities, absent a valid exemption from the registration and prospectus delivery requirements of the Securities Act and the registration or qualification requirements of any applicable state securities laws.  Oak Valley acknowledges that a legend setting forth the foregoing restrictions will be included on each of the certificates evidencing the Exchange Securities.

ARTICLE V
Additional Covenants and Agreements

Section 5.1 Preparation of the Proxy Statement: Earthstone Stockhoder Meeting.

(a)  As soon as reasonably practicable following the date of this Agreement, Earthstone shall prepare and file with the SEC a preliminary Proxy Statement to obtain Earthstone Stockholder Approval.  Earthstone shall use its reasonable best efforts to have the Proxy Statement cleared for use under the Exchange Act as promptly as practicable after such filing.  Earthstone shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Earthstone Stockholders as promptly as practicable after the clearance is received from the SEC.  If at any time prior to the Closing Date any information relating to Earthstone, Oak Valley or the Oak Valley Subsidiaries, or any of their respective Affiliates, directors or officers, is discovered by any Party that should be set forth in an amendment or supplement to the Proxy Statement so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the Earthstone Stockholders.  Earthstone shall notify Oak Valley of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information.

(b)  Subject to Section 5.3, Earthstone shall, (i) as soon as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Earthstone Stockholders (the “Earthstone Stockholders Meeting”) for the purpose of obtaining the Earthstone Stockholder Approval and (ii) through the Earthstone Board, recommend to the Earthstone Stockholders (A) an amendment to the Earthstone Certificate of Incorporation increasing the total authorized capital to 100,000,000 shares of Earthstone Common Stock and 20,000,000 shares of Earthstone preferred stock, (B) the issuance of the Exchange Consideration pursuant to this Agreement, and (C) the adoption of the New Equity Incentive Plan (collectively, the “Earthstone Board Recommendation”).  Except to the extent there is an Adverse Recommendation Change, the Proxy Statement shall include a copy of the Earthstone Fairness Opinion and (subject to Section 5.3) the Earthstone Board Recommendation.  Notwithstanding anything in this Agreement to the contrary, Earthstone may postpone or adjourn the Earthstone Stockholders Meeting (i) to solicit additional proxies for the purpose of obtaining the Earthstone Stockholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Earthstone has determined after consultation with outside legal counsel is necessary under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Earthstone Stockholders prior to the Earthstone Stockholders Meeting and (iv) if Earthstone has delivered any notice contemplated by Section 5.3(c).

Section 5.2 Conduct of  Business.

(a)  Except (i) as expressly permitted by this Agreement, (ii) as set forth in the Earthstone Disclosure Schedule or the Oak Valley Disclosure Schedule, (iii) as required by Applicable Law, (iv) as provided for or contemplated by any agreement of any Party or any of their respective Subsidiaries in effect as of the date of this Agreement or (v) as agreed in writing by the other Parties (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Closing, each of Earthstone and the Oak Valley Subsidiaries shall, and shall cause each of their respective Subsidiaries to, (A) conduct its business in the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, (C) use commercially reasonable efforts to keep in full force and effect all material insurance policies, other than changes to such policies made in the ordinary course of business, and (D) use commercially reasonable efforts to comply in all material respects with all Applicable Laws and the requirements of all Material Contracts.  Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as set forth in the Earthstone Disclosure Schedule or the Oak Valley Disclosure Schedule, (iii) as required by Applicable Law, (iv) as required by any Material Contracts in effect as of the date of this Agreement or (iv) as agreed in writing by the other Parties, during the period from the date of this Agreement to the Closing, each of Earthstone and the Oak Valley Subsidiaries shall not, and shall not permit any of its Subsidiaries to:

(i)   (A) issue, sell, grant, dispose of, accelerate the vesting of or modify, as applicable, any of its Securities, or any Securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any Securities or any other agreements of any character to purchase or acquire any of its Securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any of the foregoing; (B) redeem, purchase or otherwise acquire any of its outstanding Securities, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any of its Securities, except in connection with the vesting, settlement or forfeiture of, or tax withholding with respect to, any equity or equity-based awards granted under any Earthstone equity plan and outstanding as of the date of this Agreement; (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any Securities, or otherwise make any payments to its equityholders in their capacity as such; or (D) split, combine, subdivide or reclassify any Securities;

(ii)  (A) incur, refinance or assume any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money (or enter into a “keep well” or similar agreement with respect to such indebtedness) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Earthstone or the Oak Valley Subsidiaries or any of their respective Subsidiaries, other than (1) borrowings under such Parties’ respective credit facilities, or any replacement or modification thereof, and additional borrowings, in each case in this Section 5.2(a)(ii)(A)(1) not in excess of the borrowing base as of the date hereof or the borrowing base as may be redetermined under their respective existing credit facilities, (2) refinancing, replacement or amendment of any indebtedness that may default or come due as a result of the transactions contemplated hereby (provided, that the Parties shall consult with each other in connection with any such action) or that is required to be repaid or repurchased pursuant to its terms, (3) intercompany borrowings among Earthstone on the one hand, and the Oak Valley Subsidiaries on the other hand, and (4) repayments of borrowings from either Party or any of its Subsidiaries by such Party or any of its Subsidiaries and guarantees by either Party or any of its Subsidiaries of indebtedness of such Party or any of its Subsidiaries, or (B) except as permitted pursuant to clause (A) above, prepay or repurchase any long-term indebtedness for borrowed money or debt Securities of either Party or any of its Subsidiaries (other than (1) revolving indebtedness, (2) borrowing from either Party or any of its Subsidiaries and (3) repayments or repurchases required pursuant to the terms of such indebtedness or debt Securities);

(iii)  sell, transfer, lease, farmout or otherwise dispose of any of the Earthstone Properties or the Oak Valley Properties, as applicable, with a fair market value in excess of $1,000,000, with respect to Earthstone or $12,500,000 with respect to the Oak Valley Subsidiaries, in the aggregate, without consultation and consent of the other Party which consent shall not be unreasonably withheld, delayed or conditioned, except (1) pursuant to contracts in force at the date of this Agreement and listed on the Earthstone Disclosure Schedule or the Oak Valley Disclosure Schedule, as applicable, correct and complete copies of which have been made available to the other Party, (2) dispositions of obsolete or worthless equipment which is replaced with equipment and materials of comparable or better value and utility, or (3) transactions (including sales of oil, natural gas, natural gas liquids and other produced Hydrocarbons) in the ordinary course of business consistent with past practice;

(iv)  make any capital expenditure or capital expenditures (which shall include, any investments by contribution to capital, property transfers, purchase of Securities or otherwise) in excess of $5,000,000, with respect to Earthstone or $20,000,000 with respect to the Oak Valley Subsidiaries, in the aggregate for any fiscal year, without consultation and consent of the other Party which consent shall not be unreasonably withheld, delayed or conditioned, except for any such capital expenditures set forth in Section 5.2(a)(iv) of the Earthstone Disclosure Schedule or Section 5.2(a)(iv) of the Oak Valley Disclosure Schedule, as applicable, or except as may be reasonably required to conduct emergency operations, repairs or replacements on any well, pipeline, or other facility;

(v)   except as set forth in the Earthstone Disclosure Schedule, directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person, or (B) except in the ordinary course of business consistent with past practice, any assets that, in the aggregate, have a purchase price in excess of $1,000,000; provided, that Oak Valley shall not be subject to this Section 5.2(a)(v) and in lieu thereof shall be subject to the limitations set forth in Section 5.2(b);

(vi)  make any loans or advances to any Person (other than (A) travel, relocation expenses and similar expenses or advances to its employees in the ordinary course of business consistent with past practice, (B) loans and advances to such Party or any of its Subsidiaries and (C) trade credit granted in the ordinary course of business consistent with past practice);

(vii) (A) except in the ordinary course of business consistent with past practice, enter into any contract or agreement that would be a Material Contract or hedge agreement if in existence as of the date of this Agreement or (B) except in the ordinary course of business consistent with past practice, terminate or amend in any material respect any Material Contract, or (C) (1) waive any material rights under any Material Contract, (2) enter into or extend the term or scope of any Material Contract that materially restricts that Party or any of its Subsidiaries from engaging in any line of business or in any geographic area, (3) enter into any Material Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated hereby, or (4) release any Person from, or modify or waive any provision of, any standstill, confidentiality or similar agreement, in each case, related to a sale of that Party or any of its Subsidiaries;

(viii) except as required by Applicable Law (including to avoid the imposition of any penalty taxes under Section 409A of the Code), or as required by the terms, as of the date hereof, of any Benefit Plan set forth in the Earthstone Disclosure Schedule or the Oak Valley Disclosure Schedule, as applicable, and except as set forth in Section 5.2(a)(viii) of the Oak Valley Disclosure Schedule (A) materially increase the compensation of any executive officer, (B) pay any bonus or incentive compensation, (C) grant any new equity or non-equity based compensation award, (D) except for the adoption of the New Equity Incentive Plan and as contemplated in Section 5.11, enter into, establish, amend or terminate any Benefit Plan or any other agreement or arrangement which would be a Benefit Plan if it were in effect on the date of this Agreement, or (E) fund any Benefit Plan or trust relating thereto;

(ix)   except as required by Applicable Law, (A) change its fiscal year or any method of tax accounting, (B) make, change or revoke any material Tax election, (C) settle or compromise any material liability for Taxes or (D) file any material amended Tax Return;

(x)    make any changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or Applicable Law;

(xi)   amend its certificate of incorporation, bylaws, certificate of formation, limited liability company agreement or any other organizational documents;

(xii)  adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(xiii) except as provided under any agreement entered into prior to the date of this Agreement and disclosed in the Earthstone Disclosure Schedule or the Oak Valley Disclosure Schedule, as applicable, pay, discharge, settle or satisfy any suit, action, claims or proceeding, in excess of $250,000 individually or $1,000,000 in the aggregate for Oak Valley or in excess of $50,000 individually or $200,000 in the aggregate for Earthstone, without consultation and consent of the other Party which consent shall not be unreasonably withheld, delayed or conditioned; or

(xiv) agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action which would in any material respect impede or delay the ability of the Parties to satisfy any of the conditions to the transactions contemplated hereby, other than as permitted in Section 5.3.

(b)  Notwithstanding Section 5.2(a)(v), prior to the Closing Date, Oak Valley and any of the Oak Valley Subsidiaries may enter into an agreement for or consummate an acquisition of oil and gas properties (including by merging or consolidating with, or by purchasing all or substantially all of the assets, business, division or equity interests of any Person) (such properties, the “Acquired Properties”) in exchange for (i) cash (“Oak Valley Interim Cash Acquisition”), (ii) Earthstone Common Stock, to be consummated at or immediately following the Closing, subject to the consummation of the Exchange and with Earthstone’s participation and consent (which shall not be unreasonably withheld, delayed or conditioned) (“Oak Valley Interim Stock Acquisition”), (iii) limited liability company interests of Oak Valley (“Oak Valley Interim LLC Unit Acquisition”), (iv) cash and Earthstone Common Stock (with Earthstone’s participation and consent which shall not be unreasonably withheld, delayed or conditioned) (“Oak Valley Interim Cash-Stock Acquisition”) or (v) cash and limited liability company interests of Oak Valley (“Oak Valley Interim Cash-LLC Unit Acquisition”, and together with the Oak Valley Interim Cash Acquisition, Oak Valley Interim Stock Acquisition, Oak Valley Interim LLC Unit Acquisition and Oak Valley Interim Cash-Stock Acquisition, the “Oak Valley Interim Acquisitions”); provided that, Oak Valley and the Oak Valley Subsidiaries shall not be permitted to enter into any agreement for or consummate any Oak Valley Interim Acquisition, (A) with any Person that is an Affiliate of Oak Valley or the Oak Valley Subsidiaries, (B) after the date the Earthstone notifies Oak Valley that the Proxy Statement has been cleared for use by the SEC under the Exchange Act, (C) that would result in the Closing Cash Contribution to be made by Oak Valley to the Oak Valley Subsidiaries at Closing to be less than $75,000,000, or (D) that would result in the existing Earthstone stockholders holding, immediately after the Closing and after giving effect to all Oak Valley Interim Acquisitions, less than twelve percent (12%) of the outstanding Earthstone Common Stock. If any Oak Valley Interim Cash Acquisition, Oak Valley Interim Cash-Stock Acquisition or Oak Valley Interim Cash-LLC Unit Acquisition is consummated prior to Closing, Oak Valley shall provide prompt notice to Earthstone and the amount of cash contributed to the Oak Valley Subsidiaries at Closing shall be reduced as provided in Section 5.18.  Neither an Oak Valley Interim Stock Acquisition nor an Oak Valley Interim Cash-Stock Acquisition shall result in any modification to the Exchange Consideration to be issued to Oak Valley at Closing; provided, however, that the issuance of Earthstone Common Stock in connection with such Oak Valley Interim Stock Acquisition or Oak Valley Interim Cash-Stock Acquisition at Closing to the counterparty of such transaction will have the effect of reducing the proportionate share of Earthstone Common Stock to be held by Oak Valley and stockholders of Earthstone immediately after the Closing.  If Oak Valley consummates an Oak Valley Interim LLC Unit Acquisition or an Oak Valley Interim Cash-LLC Unit Acquisition prior to Closing, the Exchange Consideration to be issued to Oak Valley shall be increased by a number of shares of Earthstone Common Stock equal to the LLC unit portion of the purchase price of such Oak Valley Interim LLC Unit Acquisition divided by 25.98. All Acquired Properties shall either be held by one or more of the Oak Valley Subsidiaries that will be contributed to Earthstone at Closing or shall be conveyed by the applicable seller directly to Earthstone at Closing.

Section 5.3 No Solicitation by Earthstone: Etc.

 (a) Except as otherwise permitted hereunder, Earthstone shall not, and shall use its best efforts to cause its directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) not to, directly or indirectly: (i) solicit, initiate, knowingly facilitate, knowingly encourage or knowingly induce any inquiries or any proposals that constitute the submission of an Alternative Proposal, (ii) furnish confidential information or enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, stock purchase agreement, asset purchase agreement or exchange agreement, option agreement or other similar agreement relating to an Alternative Proposal (an “Acquisition Agreement”), or (iii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Oak Valley, the Earthstone Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Alternative Proposal (the taking of any action described in clause (iii) being referred to as an “Adverse Recommendation Change”).  Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by Earthstone’s Representatives shall be deemed to be a breach of this Section 5.3 by Earthstone unless such violation is committed without the Knowledge of Earthstone and Earthstone uses reasonable efforts to promptly cure such violation once Earthstone is made aware of such violation.

 (b) Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time prior to obtaining the Earthstone Stockholder Approval, (i) Earthstone has received an Alternative Proposal that the Earthstone Board believes is bona fide, (ii) the Earthstone Board, after consultation with its financial advisors and outside legal counsel, determines in good faith that such Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Superior Proposal and (iii) such Alternative Proposal did not result from a material breach of this Section 5.3, then Earthstone may (A) furnish information, including confidential information, with respect to Earthstone and its Subsidiaries to the Person making such Alternative Proposal, and (B) participate in discussions or negotiations regarding such Alternative Proposal; provided that Earthstone will not, and will use reasonable best efforts to cause its Representatives not to, disclose any non-public information to such Person unless Earthstone has, or first enters into, a confidentiality agreement with such Person with confidentiality provisions that are not less restrictive to such Person than the provisions of the Confidentiality Agreement are to Oak Valley (provided that such confidentiality agreement need not include “standstill” provisions or similar restrictions).

 (c) In addition to the other obligations of Earthstone set forth in this Section 5.3, Earthstone shall promptly advise Oak Valley, orally and in writing, and in no event later than three (3) business days after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated with, Earthstone in respect of any Alternative Proposal, and shall, in any such notice to Oak Valley, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Oak Valley reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and Earthstone shall promptly provide Oak Valley with copies of any additional written materials received by Earthstone or that Earthstone has delivered to any third party making an Alternative Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

 (d) Notwithstanding the foregoing, if Earthstone receives a written Alternative Proposal that the Earthstone Board believes is bona fide and the Earthstone Board, after consultation with its financial advisors and outside legal counsel, concludes that such Alternative Proposal constitutes a Superior Proposal, then the Earthstone Board may, at any time prior to obtaining the Earthstone Stockholder Approval, if it determines in good faith, after consultation with outside counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, effect an Adverse Recommendation Change or enter into an Acquisition Agreement; provided, however, that Earthstone shall not be entitled to exercise its right to make any Adverse Recommendation Change in response to a Superior Proposal or execute or enter into an Acquisition Agreement for a Superior Proposal (x) until three (3) business days after Earthstone provides written notice to Oak Valley (an “Earthstone Notice”) advising Oak Valley that the Earthstone Board or a committee thereof has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, and identifying the person or group making such Superior Proposal and, at the request of Oak Valley, Earthstone shall negotiate in good faith with Oak Valley during such three (3) business day period, with respect to any alternative transaction (including any modifications to the terms of this Agreement) that would allow the Earthstone Board not to make such Adverse Recommendation Change consistent with its fiduciary duties (it being understood that any change in the financial or other material terms of a Superior Proposal shall require a new Earthstone Notice and a new three (3) business day period under this Section 5.3(d)).

 (e) For purposes of this Agreement:

(i)  “Alternative Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Oak Valley and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of Earthstone and its Subsidiaries (including securities of Subsidiaries) equal to twenty percent (20%) or more of Earthstone’s consolidated assets or to which twenty percent (20%) or more of Earthstone’s revenues on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of twenty percent (20%) or more of any class of equity securities of Earthstone, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning twenty percent (20%) or more of any class of equity securities of Earthstone or (D) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Earthstone which is structured to permit such Person or group to acquire beneficial ownership of at least twenty percent (20%) of Earthstone’s consolidated assets or equity interests; in each case, other than the transactions contemplated hereby.

(ii)  “Superior Proposal” means a bona fide written Alternative Proposal, obtained after the date of this Agreement and not in breach of this Section 5.3 (other than an immaterial breach), to acquire, directly or indirectly, more than fifty percent (50%) of the outstanding equity securities of Earthstone or assets of Earthstone and its Subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which the Earthstone Board determines in its good faith to be more favorable to the Earthstone Stockholders from a financial point of view than the transactions contemplated hereby.

 (f)   Notwithstanding anything in this Section 5.3 to the contrary, the Earthstone Board may, at any time prior to obtaining the Earthstone Stockholder Approval, effect an Adverse Recommendation Change in response to an Intervening Event if the Earthstone Board concludes in good faith, after consultation with outside counsel and its financial advisors, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law; provided, however, that Earthstone shall provide Oak Valley with three (3) business days’ prior written notice advising Oak Valley it intends to effect an Adverse Recommendation Change and specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable Intervening Event), and during such three (3) business day period, Earthstone shall consider in good faith any proposal by Oak Valley to amend the terms and conditions of this Agreement in a manner that would allow the Earthstone Board not to make such Adverse Recommendation Change consistent with its fiduciary duties.  The term “Intervening Event” means, with respect to Earthstone, a material event or circumstance that arises or occurs after the date of this Agreement and was not, prior to the date of this Agreement, reasonably foreseeable by the Earthstone Board; provided, however, that in no event shall any of the following constitute an Intervening Event: (i) the receipt, existence or terms of an Alternative Proposal or any matter relating thereto or consequence thereof; (ii) an agreement to acquire or the acquisition by Oak Valley of oil and gas properties by purchase, merger or otherwise, provided that such acquisition is in compliance with Section 5.2(b), and provided further that any materially adverse fact or circumstance regarding the acquired properties discovered after the execution of such agreement may constitute an Intervening Event; (iii) a change in the market price of Earthstone’s securities; or (iv) announcement of the Exchange Agreement.

 (g)  Nothing contained in this Agreement shall prevent Earthstone or the Earthstone Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act or other Applicable Law with respect to an Alternative Proposal if the Earthstone Board determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law; provided that any Adverse Recommendation Change may only be made in accordance with Sections 5.3(d) and (f).  For the avoidance of doubt, a public statement that describes Earthstone’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed an Adverse Recommendation Change.

Section 5.4 Commercially Reasonable Efforts

(a) Subject to the terms and conditions of this Agreement (including Section 5.3 and Section 5.4(d)), each of Oak Valley and the Oak Valley Subsidiaries, on the one hand, and Earthstone, on the other hand, shall cooperate with the other and use (and shall cause their respective Subsidiaries to use) its commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated hereby, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) obtain all necessary consents, approvals or waivers from third parties.  For purposes of this Agreement, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

 (b) In furtherance and not in limitation of the foregoing, Oak Valley and Earthstone shall each use its commercially reasonable efforts to (i) take all action necessary to ensure that no state takeover statute or similar Applicable Law is or becomes applicable to any of the transactions contemplated hereby and (ii) if any state takeover statute or similar Applicable Law becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Applicable Law on the transaction.

 (c) Each of the Parties hereto shall use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private Person, (ii) promptly inform the other Party of (and supply to the other Party) any communication received by such Party from, or given by such Party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby, (iii) permit the other Party to review in advance and incorporate the other Party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and (iv) consult with the other Party in advance of any meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Authority or other Person, give the other Party the opportunity to attend and participate in such meetings and teleconferences.  Earthstone shall have the principal responsibility for devising and implementing the strategy for obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining such clearances; provided, however, that Earthstone shall consult in advance with Oak Valley and in good faith take Oak Valley’s views into account regarding the overall strategy.  The Parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.4 in a manner so as to preserve the applicable privilege.

 (d) Earthstone and Oak Valley (including by causing their respective Subsidiaries) agree to use their reasonable best efforts to (x) resolve any objections that a Governmental Authority or other Person may assert under any Antitrust Law with respect to the transactions contemplated hereby, and (y) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby, in each case, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Outside Date, and including taking or agreeing to take the types of actions, but subject to the limitations, described in the following sentence.  Notwithstanding the foregoing or any other provision of this Agreement, each of Earthstone and Oak Valley shall not, without the other Party’s prior written consent, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this Section 5.4 shall (i) limit any applicable rights a Party may have to terminate this Agreement pursuant to Section 7.1 in a case where Section 7.1 permits such termination or (ii) require either of Earthstone or Oak Valley to offer, accept or agree to (A) dispose or hold separate any part of such Party’s or its respective Subsidiaries’ businesses, operations or assets (or a combination thereof), (B) not compete in any geographic area or line of business, and/or (C) restrict the manner in which, or whether, either Party or any of their Affiliates may carry on business in any part of the world.

Section 5.5 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Earthstone and Oak Valley.  Thereafter, neither Earthstone nor Oak Valley shall issue or cause the publication of any press release or other public announcement (to the extent previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other Party (which consent shall not be unreasonably withheld or delayed), except as may be required by Applicable Law or by any applicable listing agreement with the NYSE MKT as determined in the good faith judgment of Earthstone (in which case Earthstone shall not issue or cause the publication of such press release or other public announcement without prior consultation with Oak Valley); provided, however, that Earthstone shall not be required by this Section 5.5 to consult with any other party with respect to a public announcement in connection with the receipt and existence of an Alternative Proposal that the Earthstone Board believes is bona fide and matters related thereto or an Adverse Recommendation Change but nothing in this proviso shall limit any obligation of Earthstone under Section 5.3(c) to advise and inform Oak Valley; provided, further, that each Party and their respective controlled affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Earthstone or Oak Valley in compliance with this Section 5.5.

Section 5.6 Access to Information: Confidentiality

 (a) Upon reasonable notice and subject to Applicable Laws relating to the exchange of information, each Party shall, and shall cause each of its Subsidiaries to afford to the other Party and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives.  Each Party shall furnish promptly to the other Party (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities laws and a copy of any communication (including “comment letters”) received by such party from the SEC concerning compliance with securities laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as the other Party may reasonably request (including information necessary to prepare the Proxy Statement).  Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of April 18, 2013, between Earthstone and Oak Valley (as it may be amended from time to time, the “Confidentiality Agreement”), each Party and its Representatives shall hold information received from the other Party pursuant to this Section 5.6 in confidence in accordance with the terms of the Confidentiality Agreement.

 (b) This Section 5.6 shall not require either Party to permit any access, or to disclose any information, that in the reasonable, good faith judgment of such Party would reasonably be expected to result in (i) any violation of any contract or Applicable Law to which such Party or its Subsidiaries is a party or is subject or cause any privilege (including attorney-client privilege) that such Party or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in such Party’s good faith judgment adversely affect in any material respect such Party’s position in any pending or, what such Party believes in good faith could be, future litigation or (ii) if such Party or any of its Subsidiaries, on the one hand, and the other Party or any of its Subsidiaries, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto; provided that, in the case of clause (i), the Parties hereto shall cooperate in seeking to find a way to allow disclosure of such information (including by entering into a joint-defense or similar agreement) to the extent doing so (1) would not (in the good faith belief of the party being requested to disclose the information) reasonably be likely to result in the violation of any such contract or Applicable Law or reasonably be likely to cause such privilege to be undermined with respect to such information or (2) could reasonably (in the good faith belief of the party being requested to disclose the information) be managed through the use of customary “clean-room” arrangements pursuant to which appropriately designated Representatives of the other Party shall be provided access to such information; provided, further, that the Party being requested to disclose the information shall (x) notify the other Party that such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any such contract or Applicable Law or are reasonably likely to cause such privilege to be undermined, (y) communicate to the other Party in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with the first proviso in this Section 5.6(b)) and (z) in the case where such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any contract, use reasonable commercial efforts to seek consent from the applicable third party to any such contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such contract).

         (c) No investigation, or information received, pursuant to this Section 5.6 will modify any of the representations and warranties of the Parties hereto.

Section 5.7 Notification of Certain Matters. Oak Valley shall give prompt notice to Earthstone, and Earthstone shall give prompt notice to Oak Valley of (i) any notice or other communication received by such Party from any Governmental Authority in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such Party to obtain such consent is reasonably likely to be material to Oak Valley or Earthstone, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries and that relate to the transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would result in the failure to be satisfied of any of the conditions to the Closing in ARTICLE VI and (iv) any material failure of such Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereby which would result in the failure to be satisfied of any of the conditions to the Closing in ARTICLE VI; provided that, in the case of clauses (iii) and (iv), the failure to comply with this Section 5.7 shall not result in the failure to be satisfied of any of the conditions to the Closing in ARTICLE VI, or give rise to any right to terminate this Agreement under ARTICLE VII, if the underlying fact, circumstance, event or failure would not in and of itself give rise to such failure or right.

Section 5.8 Indemnification and Insurance

 (a) For purposes of this Section 5.8, (i) “Indemnified Person” shall mean any person who is now, or has been or becomes at any time prior to the Closing Date, an officer, director or employee of Oak Valley or any of its Subsidiaries and also with respect to any such Person, in his or her capacity as a director, officer, employee, manager, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with Oak Valley) serving at the request of or on behalf of Oak Valley or any Oak Valley Subsidiary and together with such Person’s heirs, executors or administrators and (ii) “Proceeding” shall mean any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

 (b) From and after the Closing Date, solely to the extent that Oak Valley or any of its Subsidiaries would be permitted to indemnify an Indemnified Person, Earthstone jointly and severally agree to (i) indemnify and hold harmless against any cost or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement in connection with any Proceeding, and provide advancement of expenses to, all Indemnified Persons to the fullest extent permitted under Applicable Law and (ii) honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Oak Valley Charter Documents and comparable governing instruments of any Subsidiary of Oak Valley immediately prior to the Closing Date and ensure that the certificate of formation and limited liability company agreement of the Oak Valley Subsidiaries shall, for a period of six (6) years following the Closing Date, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of Oak Valley and its Subsidiaries than are presently set forth in the Oak Valley Charter Documents.  Any right of indemnification of an Indemnified Person pursuant to this Section 5.8(b) shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein.

 (c) For a period of six (6) years following the Closing Date, Earthstone shall not amend its certificate of incorporation or bylaws to contain less favorable provisions with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of Earthstone or its Subsidiaries.  Prior to or within ninety (90) days following the Closing Date, Earthstone shall purchase “run-off” director and officer indemnification insurance to insure the existing officers and directors of Earthstone for a period of six (6) years following the Closing Date in substantially the same amount as the director and officer indemnification insurance policy in existence as of the date of this Agreement.

Section 5.9 Fees and Expenses. All fees and expenses incurred in connection with the transactions contemplated hereby including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective Party incurring such fees and expenses.

Section 5.10 Section 16 Matters. Prior to the Closing Date, Earthstone and Oak Valley shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any acquisitions of Earthstone Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act, or will become subject to such reporting requirements with respect Earthstone, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11 Employee Benefits. At Closing, the benefits payable to Earthstone employees as set forth in Section 3.25 of the Earthstone Disclosure Schedule shall be paid.  If requested by Oak Valley, Earthstone will terminate its 401(k) Plan effective the day before Closing; provided, that in such event, Oak Valley or the applicable Oak Valley Subsidiary shall amend, if necessary, its 401(k) plan to cover the employees of Earthstone or cause Earthstone to adopt the Oak Valley or the applicable Oak Valley Subsidiary 401(k) plan to cover the employees of Earthstone, effective as of Closing.

Section 5.12 Tax Treatment of the Exchange. For federal (and applicable state) income Tax purposes, the Parties hereto shall, and shall cause their Affiliates to, treat the Exchange as a contribution by Oak Valley of the membership interests of the Oak Valley Subsidiaries in exchange for the Earthstone Common Stock in a nontaxable transaction described in Section 351 of the Code.  The Parties (or their respective members or stockholders) shall not take any position inconsistent with such treatment on any Tax Return or for any other Tax or non-Tax purpose unless otherwise required by Applicable Law.

Section 5.13 Oak Valley Agreement. Oak Valley has taken all steps necessary to approve the Exchange and agrees during the term of this Agreement not to reverse or supersede its previous approval of the Exchange.  Oak Valley shall not take any action that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Exchange or the fulfillment of the conditions under this Agreement.  Oak Valley will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge or otherwise dispose of or encumber (“Transfer”) any of its interests in the Oak Valley Subsidiaries or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Oak Valley Subsidiary interests or Oak Valley’s voting or economic interest therein. Any attempted Transfer of Oak Valley Subsidiary interests or any interest therein in violation of this Section 5.13 shall be null and void.

Section 5.14 Governance Matters.For a period of two (2) years following the Closing Date, Oak Valley shall not undertake or initiate a “going private” or similar transaction or series of transactions that either has a reasonable likelihood or a purpose of producing, either directly or indirectly, any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3 under the Exchange Act.

Section 5.15 Notice Required by Rule 14f-1 Under Exchange Act. Any notice required under Rule 14f-1 under the Exchange Act concerning the changes in the composition of the Earthstone Board as herein provided shall be made on a timely basis.

Section 5.16 Registration and Transfers of Exchange Securities. Earthstone agrees that it will, following the Closing, effect the transfer of the Exchange Securities on its books and records upon receipt of an opinion of experienced counsel reasonably acceptable to Earthstone stating that Oak Valley’s proposed sale or transfer of the Exchange Securities is exempt from the registration and qualification requirements of the Securities Act and any applicable state securities laws.

Section 5.17 Further Assurances.  Except for the assets and agreements identified on Section 5.17 of the Oak Valley Disclosure Schedule, and $500,000 in cash (which shall be retained by Oak Valley), Oak Valley shall (i) cause all of its existing assets and agreements to be contributed to the Oak Valley Subsidiaries prior to Closing, and (ii) if not so contributed, from time to time on or after the Closing, promptly do, execute, acknowledge and deliver all such further acts, deeds, certificates, bills of sale, assignments, transfers, conveyances, and other documents as may be reasonably required to transfer to Earthstone any assets and agreements that are held directly by Oak Valley on the date hereof.

Section 5.18 Capital Call. Oak Valley shall call capital from its members prior to the Closing Date in the aggregate amount of $107,020,000 (the “Oak Valley Capital Call”) and shall promptly exercise all rights and remedies permitted under its limited liability company agreement to cause its members to contribute their respective share of the Oak Valley Capital Call prior to the Closing Date in order to satisfy the condition set forth in Section 6.2(d); provided that, in the event one or more Oak Valley members fails to fund their respective share of the Oak Valley Capital Call (such amount, the “Oak Valley Cash Shortfall”), Oak Valley shall be permitted to use its commercially reasonable discretion to determine in which order to exercise the remedies available to it under its limited liability company agreement  so as to promptly cause the funding of the Oak Valley Capital Call sufficient to satisfy the Minimum Oak Valley Capital Contribution.  If there exists an Oak Valley Cash Shortfall, the Closing Cash Contribution (as defined below) shall be reduced in the amount of such Oak Valley Cash Shortfall and the Exchange Consideration shall be reduced by a number of shares equal to the Oak Valley Cash Shortfall, divided by 25.98, rounded to the nearest whole share.  Oak Valley shall use the proceeds of the Oak Valley Capital Call (i) to consummate any Oak Valley Interim Cash Acquisition or Oak Valley Interim Cash-Stock Acquisition, as permitted pursuant to Section 5.2(b), and (ii) to make the Closing Cash Contribution.  “Closing Cash Contribution” means a cash contribution from Oak Valley to the Oak Valley Subsidiaries in an amount equal to the Oak Valley Capital Call, less the cash portion of the purchase price paid by Oak Valley prior to Closing in connection with any Oak Valley Interim Cash Acquisition or Oak Valley Interim Cash-Stock Acquisition permitted pursuant to Section 5.2(b).

Section 5.19 New Credit Facility. Each Party shall use commercially reasonable best efforts to negotiate with a lender reasonably acceptable to Oak Valley a reserve based revolving credit facility substantially in the form of Oak Valley’s existing credit facility to be entered into by Earthstone at Closing (“New Credit Facility”) and borrow amounts under the New Credit Facility sufficient to repay (i) all outstanding indebtedness under Earthstone’s existing credit facility at Closing, and (ii) all outstanding indebtedness under Oak Valley’s existing credit facility at Closing.

Section 5.20 Oak Valley Hedges. At Closing, Earthstone shall execute and deliver a novation agreement in a form to be reasonably agreed to by Earthstone, Oak Valley and each counterparty to cause Earthstone to accept the transfer by novation of, all the rights, liabilities, duties and obligations of Oak Valley under and in respect of each of the existing transactions entered in by Oak Valley under the ISDA Master Agreements set forth in Section 4.27 of the Oak Valley Disclosure Schedule or entered into after the date hereof in the ordinary course of business consistent with past practice.

ARTICLE VI
Conditions Precedent

Section 6.1 Conditions to Each Party's Obligation to Effect the Exchange. The respective obligations of each Party hereto to effect the Exchange shall be subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Closing Date of the following conditions:

(a)  Earthstone Stockholder Approval.  The Earthstone Stockholder Approval shall have been obtained in accordance with the General Corporation Law of the State of Delaware, the Certificate of Incorporation of Earthstone and the Earthstone Bylaws.

(b)  No Injunctions or Restraints.  No Applicable Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated hereby or making the consummation of the transactions contemplated hereby illegal.

(c)  Share Listing.  The Earthstone Common Stock deliverable to Oak Valley as contemplated by this Agreement shall have been approved for listing on the NYSE MKT, subject to official notice of issuance.

Section 6.2 Conditions to Obligations of Earthstone to Effect the Exchange. The obligations of Earthstone to effect the Exchange are further subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Closing Date of the following conditions:

(a)   Representations and Warranties.  (i) The representations and warranties of Oak Valley contained in Section 4.1 and Section 4.3, shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) all other representations and warranties of Oak Valley set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Earthstone shall have received a certificate signed on behalf of Oak Valley by an executive officer of Oak Valley to such effect.

(b)  Performance of Obligations of Oak Valley.  Oak Valley shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Earthstone shall have received a certificate signed on behalf of Oak Valley by an executive officer of Oak Valley to such effect.
(c)  Certificate of Non-Foreign Status.  Oak Valley shall have delivered to Earthstone a certification of Oak Valley’s non-foreign status satisfying the requirements of Treasury Regulations Section 1.1445-2(b)(2)(iv)(B).

(d)  Capital Contributions.  Oak Valley shall provide evidence that it has received the Minimum Oak Valley Capital Contribution from its members and shall have (i) contributed such amounts to the Oak Valley Subsidiaries on or prior to the Closing Date, or (ii) used such amounts to consummate Oak Valley Interim Acquisitions as permitted pursuant to Section 5.2(b).

(e)  Assignment.  Oak Valley shall execute and deliver an assignment of membership interests in form and substance reasonably satisfactory to Earthstone to convey all of the outstanding equity interests in the Oak Valley Subsidiaries to Earthstone.

Section 6.3 Conditions to Obligation of Oak Valley to Effect the Exchange. The obligation of Oak Valley to effect the Exchange is further subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of Earthstone contained in Section 3.1 and Section 3.3 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time; and (ii) all other representations and warranties of Earthstone set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Oak Valley shall have received a certificate signed on behalf of Earthstone by an executive officer of Earthstone to such effect.

(b)  Performance of Obligations of Earthstone.  Earthstone shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Oak Valley shall have received a certificate signed on behalf of Earthstone by an executive officer of Earthstone to such effect.

(c)  Resignation of Earthstone Directors and Officers.  At Closing, except for Ray Singleton, all directors and officers of Earthstone shall resign, and Mr. Singleton shall elect six nominees of Oak Valley as directors of Earthstone, each to serve until the next annual meeting of Earthstone stockholders.  The Earthstone Board, as then constituted, shall appoint the appropriate officers of Earthstone, including Mr. Singleton as an Executive Vice President - Northern Region.  At Closing, Earthstone shall be appointed as the managing member of each Oak Valley Subsidiary.

(d)  Registration Rights Agreement.  The Registration Rights Agreement in the form of Exhibit A hereto (the “Registration Rights Agreement”) shall have been approved, duly executed and delivered by Earthstone.

Section 6.4 Frustration of Closing Conditions. Neither Oak Valley nor Earthstone may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts to consummate the Exchange and the other transactions contemplated hereby, or other breach of or noncompliance with this Agreement.

ARTICLE VII
Termination

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)  by the mutual written consent of the Oak Valley Board of Managers and the Earthstone Board.

(b)  by either of Oak Valley or Earthstone:

(i) if the Closing shall not have been consummated on or before November 30, 2014 (the “Outside Date”); provided, that (A) the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available (x) to a Party if the inability to satisfy such condition was due to the failure of such Party to perform any of its obligations under this Agreement, or (y) to a Party if another Party has filed (and is then pursuing) an action seeking specific performance as permitted by Section 8.8, (B) the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to Oak Valley until December 31, 2014 if the failure of the Parties to satisfy the conditions in Article VI is due to the failure of the condition in Section 6.2(d) and Oak Valley is then pursuing and has not yet exhausted its remedies under its limited liability company agreement as provided in Section 5.18 and (C) if Oak Valley terminates pursuant to this Section 7.1(b)(i) due to a failure of the condition in Section 6.2(d), Oak Valley shall, as a condition of such termination, pay to Earthstone an amount equal to Earthstone’s documented, out-of-pocket expenses incurred in connection with this Agreement and the transaction contemplated hereby, in an amount not to exceed $600,000;

(ii) if any Restraint having the effect set forth in Section 6.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a Party if such Restraint was due to the failure of such Party to perform any of its obligations under this Agreement; or

(iii) if the Earthstone Stockholder Meeting shall have concluded and the Earthstone Stockholder Approval shall not have been obtained.

(c)  by Oak Valley:

(i) if an Adverse Recommendation Change shall have occurred;

(ii)  prior to the receipt of the Earthstone Stockholder Approval, if Earthstone shall be in Willful Breach of its obligations pursuant to Section 5.3, other than in the case where (x) such Willful Breach is a result of an isolated action by a Person that is a Representative of Earthstone (other than a director or officer of Earthstone), (y) such Willful Breach was not caused by, or within the Knowledge of, Earthstone and (z) Earthstone takes appropriate actions to remedy such Willful Breach upon discovery thereof; provided that Oak Valley shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(ii) if Oak Valley is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(iii) if Earthstone shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Earthstone set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b) and (B) is incapable of being cured, or is not cured, by Earthstone within thirty (30) days following receipt of written notice from Oak Valley of such breach or failure; provided that Oak Valley shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(iii) if Oak Valley is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(d) by Earthstone:

(i) at any time prior to receipt of the Earthstone Stockholder Approval, in order to accept a Superior Proposal; or

(ii) if Oak Valley shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Earthstone set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b) and (B) is incapable of being cured, or is not cured, by Oak Valley within thirty (30) days following receipt of written notice from Earthstone of such breach or failure; provided that Earthstone shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(ii) if Earthstone is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other Party or Parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Section 5.9 (Fees and Expenses), 7.2 (Effect of Termination) and 7.3 (Fees and Expenses) and the last sentence of Section 5.6(a) (Confidentiality), and the provisions in ARTICLE VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Earthstone or any Oak Valley Entity or their respective directors, officers and Affiliates, except Oak Valley and/or Earthstone may have liability as provided in Section 7.3.

Section 7.3 Fees and Expenses

(a) In the event that (A) an Alternative Proposal shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the Earthstone Stockholder Meeting (or, if the Earthstone Stockholder Meeting shall not have occurred, prior to the termination of this Agreement pursuant to Section 7.1(b)(i)) and (B) this Agreement is terminated by Oak Valley or Earthstone pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii), and (C) Earthstone enters into a definitive agreement with respect to, or consummates, an Alternative Proposal within twelve (12) months after the date this Agreement is terminated, then Earthstone shall pay the Termination Fee to Oak Valley upon the consummation of any such transaction.  For purposes of this Section 7.3(a), the term “Alternative Proposal” shall have the meaning assigned to such term in Section 5.3(d)(i), except that the references to “20%” shall be deemed to be references to “50%.”

 (b) In the event this Agreement is terminated by Oak Valley pursuant to Section 7.1(c)(i) or by Earthstone pursuant to Section 7.1(d)(i), Earthstone shall pay to Oak Valley, within two (2) business days after the date of termination, the Termination Fee.

 (c) Any payment of the Termination Fee shall be made within two (2) business days of either Party’s termination of this Agreement under this ARTICLE VII, in cash by wire transfer of immediately available funds to an account designated in writing by Oak Valley, and the payment of such Termination Fee shall be the sole and exclusive remedy available to Oak Valley.

 (d) In the event that Earthstone shall fail to pay the Termination Fee required pursuant to this Section 7.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the legal rate of interest provided for in Section 2301 of Title 6 of the Delaware Code.  The Parties acknowledge that the provisions of this Section 7.3 are an integral part of the transactions contemplated hereby and that, without these agreements, they would not enter into this Agreement.

 (e) The Parties agree that (i) provisions of this Section 7.3 are the sole and exclusive remedy available to the Oak Valley Entities, and that, other than the provisions of this Section 7.3 relating to payment of the Termination Fee, Earthstone shall have no liability to any Oak Valley Entity of any kind in respect of this Agreement and the transactions contemplated hereby; and (ii) Earthstone shall have all available remedies, whether at law or in equity (including specific performance as set forth in Section 8.8), for any breach of this Agreement by the Oak Valley Entities.  In no event shall Earthstone be required to pay the Termination Fee on more than one occasion.

ARTICLE VIII
Miscellaneous

Section 8.1 No Survival, Etc. Except as otherwise provided in this Agreement, the representations, warranties and agreements of each Party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other Party hereto, whether prior to or after the execution of this Agreement.  The representations, warranties, covenants and agreements in this Agreement shall terminate at the Closing or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the covenants and agreements set forth in ARTICLE II and Section 5.8, 5.9, 5.11, 5.12, 5.14, 5.16 and 5.17 and any other agreement in this Agreement that contemplates performance after the Closing shall survive the Closing and those set forth in Section 5.9, 7.2 and 7.3, in the last sentence of Section 5.6(a) and this ARTICLE VIII shall survive termination of this Agreement.  The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Closing.

Section 8.2 Amendment or Supplement. At any time prior to the Closing, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Earthstone Stockholder Approval, by written agreement of the Parties hereto, by action taken or authorized by their respective boards of directors, boards of managers or other governing bodies; provided, however, that following approval of the Exchange and the other transactions contemplated hereunder by the Earthstone Stockholders, there shall be no amendment or change to the provisions of this Agreement which by Applicable Law would require further approval by the Earthstone Stockholders without such approval.

Section 8.3 Extention of Time, Waiver, Etc . At any time prior to the Closing, any Party may, subject to Applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Party hereto, (b) extend the time for the performance of any of the obligations or acts of any other Party hereto or (c) waive compliance by the other Party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such Party’s conditions.  Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 8.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the Parties without the prior written consent of the other Parties.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 8.4 shall be null and void.

Section 8.5 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 8.6 Entire Agreement: No Third-Party Beneficiaries. This Agreement, including the Annex and Exhibits hereto, the Earthstone Disclosure Schedule, the Oak Valley Disclosure Schedule and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the Parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 5.8 and Section 8.12 and (ii) the right of Oak Valley to receive the Exchange Consideration after the Closing (a claim by Oak Valley with respect to which may not be made unless and until the Closing shall have occurred).

Section 8.7 Governing Law: Jurisdiction: Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b)  Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the Parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the Applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c)  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.8 Specific Enforcement.

(a)  The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and that the Parties shall be entitled to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 8.8 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which it is entitled at law or in equity.  Each of the Parties agrees that it will not oppose the granting of an injunction, and each Party agrees that it will not oppose the granting of specific performance and other equitable relief as provided herein on the basis that (x) either Party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity; provided, however, that the remedy provided hereunder is not available to Oak Valley to remedy any action of Earthstone in the exercise of its rights under Section 5.3.  Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.9 Notices.  Notices, requests and other communications to any Party hereunder shall be in writing and shall be deemed given when delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses:

If to Earthstone, to:

Ray Singleton
Earthstone Energy, Inc.
633 Seventeenth Street, Suite 2320
Denver, Colorado 80202
Fax: (303) 773-8099

with a copy (which shall not constitute notice) to:

Brian Boonstra
Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
Fax: (303) 893-1379

If to the Oak Valley Entities, to:

Frank A. Lodzinski
Oak Valley Resources, LLC
110 Cypress Station Drive, Suite 220
Houston, Texas 77090
Fax: (281) 298-4272

with a copy (which shall not constitute notice) to:

Reid A. Godbolt
Jones & Keller, P.C.
1999 Broadway, Suite 3150
Denver, Colorado 80202
Fax: (303) 573-8133

or such other address or facsimile number as such Party may hereafter specify by like notice to the other Parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 8.10 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.11 Interpretation.

(a)  When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

(b)  The Parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

Section 8.12 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or affiliate of any Party hereto or of any of their respective Affiliates shall have any liability (whether in contract or in tort) for any obligations or liabilities of such Party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 8.12 shall limit any liability of the Parties to this Agreement for breaches of the terms and conditions of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

EARTHSTONE ENERGY, INC.

By: /s/ Ray Singleton
Name: Ray Singleton
Title: President and Chief Executive Officer

OAK VALLEY RESOURCES, LLC

By: /s/ Frank A. Lodzinski
Name: Frank A. Lodzinski
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO EXCHANGE AGREEMENT]

ANNEX 1

DEFINITIONS

 (a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Applicable Law” means any statute, law, rule or regulation or any judgment, order, writ, injunction or decree of any Governmental Authority to which a specified Person or property is subject.

“Benefit Plan” means (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and (ii) all other compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not subject to ERISA, including, cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, or termination, in each case of clauses (i) and (ii) that are sponsored, maintained, contributed to or required to be contributed to by Earthstone, Oak Valley or any of their Subsidiaries for the benefit of current or former employees, directors or consultants of Earthstone, Oak Valley or any of their Subsidiaries or with respect to which Earthstone, Oak Valley or any of their Subsidiaries have any current or contingent liability.  A “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”) shall be considered a Benefit Plan.

“business day” means a day other than a Saturday, a Sunday or other day on which the SEC or banks in Denver, Colorado are authorized or required by Law to be closed.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Earthstone as approved by the Earthstone Stockholders at the 2009 annual meeting of the Earthstone Stockholders, as amended.

“Earthstone Board” means the Board of Directors of Earthstone.

“Earthstone Fairness Opinion” means an opinion of SunTrust, dated as of the date of this Agreement, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, from a financial point of view, the Exchange Consideration is fair to Earthstone.

“Earthstone Properties” means the Properties of Earthstone.

“Earthstone Records” means all data, files or records in Earthstone’s control or possession pertaining to the ownership and operation of the Earthstone Properties, including but not limited to all abstracts of title, accounting records, property tax records, financial reports and projections, escrow reports, books, contract files, division order files, documents evidencing the prices currently paid for production, engineering data, geological and geophysical reports, lease files, logs, maps, pressure data, Production records, supplemental abstracts of title, title curative materials, title opinions, title reports and other data useful to or used in connection with the development, exploration or operation of the Earthstone Properties.

Annex 1

“Earthstone Rights Agreement” means the Rights Agreement dated February 4, 2009 between Earthstone and Corporate Stock Transfer, Inc.

“Earthstone Stockholder Approval” means the affirmative vote or consent of (i) at least a majority of the outstanding shares of Earthstone Common Stock in favor of an amendment to the Earthstone Certificate of Incorporation increasing the total authorized capital to 100,000,000 shares of Earthstone Common Stock and 20,000,000 shares of preferred stock of Earthstone, (ii) at least a majority of the outstanding shares of Earthstone Common Stock represented in person or by proxy at the Earthstone Stockholders Meeting in favor of the issuance of the Exchange Consideration pursuant to this Agreement, and (iii) at least a majority of the outstanding shares of Earthstone Common Stock represented in person or by proxy at the Earthstone Stockholders Meeting in favor of the New Equity Incentive Plan.

“Earthstone Stockholders” means the holders of the Earthstone Common Stock.

“Earthstone Stockholders Meeting” means a special meeting of the Earthstone Stockholders for the purpose of obtaining the Earthstone Stockholder Approval.

“Encumbrance” means liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), easements and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

“ERISA” is defined in the definition of the term “Benefit Plan.”

“ERISA Affiliate” means, with respect to any entity, trade, or business, any other entity, trade, or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade, or business, or that is a member of the same “controlled group” as the first entity, trade, or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“ISDA Master Agreement” means the ISDA 2002 Master Agreement or the 1992 Master Agreement, each as published by the International Swaps and Derivatives Association, Inc.

“Knowledge” (i) when used with respect to Earthstone, means the actual knowledge of Ray Singleton and (ii) when used with respect to Oak Valley, means the actual knowledge of Frank Lodzinski, Robert Anderson and Christopher Cottrell.

“Material Adverse Effect” means, when used with respect to a Person, any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect:  (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated hereby or the performance of this Agreement (including, for the avoidance of doubt, performance of the Parties’ obligations under Section 5.4); (iii) any change in the market price or trading volume of Earthstone Common Stock (it being understood and agreed that the foregoing shall not preclude any other Party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any Applicable Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced by or involving any current or former member, partner or stockholder of such Person (on their own or on behalf of such Person) arising out of or related to this Agreement or the transactions contemplated hereby; and (vii) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv) and (v) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such state of affairs, changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, as compared to other companies operating in the industries in which such Person and its Subsidiaries operate.

Annex 1

“Material Contracts” means the Oak Valley Material Contracts and the Earthstone Material Contracts.

“Minimum Oak Valley Capital Contribution” means $100,000,000.

“Multiemployer Plan” is defined in the definition of the term “Benefit Plan.”

“New Equity Incentive Plan” means an equity incentive plan, in a form to be mutually agreed by the Parties, with an aggregate number of shares of no more than 750,000.

“NYSE MKT” means the NYSE MKT LLC.

“Other Minerals” shall mean sulphur, lignite, coal, uranium, thorium, iron, geothermal steam, water, carbon dioxide, helium and all other minerals, ores or substances of value which are not generally produced from a wellbore in conjunction with the Production of Hydrocarbons.

“Oak Valley Board of Managers” means the five member board of managers as constituted under the Oak Valley Charter Documents.

“Oak Valley Charter Documents” means the certificate of formation and limited liability company agreement of Oak Valley as currently in effect.

“Oak Valley Properties” means the Properties of Oak Valley, including the Properties of each of its Subsidiaries.

“Oak Valley Records” means all data, files or records in Oak Valley’s control or possession pertaining to the ownership and operation of the Oak Valley Properties, including but not limited to all abstracts of title, accounting records, property tax records, financial reports and projections, escrow reports, books, contract files, division order files, documents evidencing the prices currently paid for production, engineering data, geological and geophysical reports, lease files, logs, maps, pressure data, Production records, supplemental abstracts of title, title curative materials, title opinions, title reports and other data useful to or used in connection with the development, exploration or operation of the Oak Valley Properties.

Annex 1

“Oak Valley Subsidiary” means each direct and indirect Subsidiary of Oak Valley.

“Oak Valley Subsidiaries” means the three limited liability companies formed under Texas law and known as Oak Valley Operating, LLC, EF Non-Op, LLC and Sabine River Energy, LLC, respectively.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Permit” means all licenses, permits, franchises, consents, approvals and other authorizations of or from any Governmental Authority.

“Proceeding” means all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Authority.

“Production” is defined in the definition of the term “Properties.”

“Properties” (with respect to any of the Parties, the Properties of such Party or Parties, also designated herein as the Earthstone Properties and the Oak Valley Properties) shall mean:

(a)            All of the Party’s interest in and to the Hydrocarbons and Other Minerals in, under and that may be produced from (or pursuant to the terms of) its properties, rights and interests;

(b)            All other right, title and interest of a Party, of whatever kind or character, in and to (i) the Hydrocarbons and Other Minerals in, under and that may be produced from its lands (including without limitation interests in oil, gas and mineral leases, overriding royalty interests, fee royalty interests, fee Hydrocarbons and other interests) and (ii) any other oil, gas and/or mineral property, right, interest or license, whether real/immovable, personal/movable, vested, contingent or otherwise, to the extent any such property, right, interest or license is located, or relates to lands located, anywhere in the United States;

(c)            All of a Party’s interests in and to all Hydrocarbons and/or Other Mineral unitization, pooling and/or communitization agreements, declarations and/or orders, and in and to the properties, rights and interests covered and the units created thereby, which cover, affect or otherwise relate to the properties, rights and interests described in clause (a) or (b) above;

(d)            All of a Party’s interest in and rights under all operating agreements, Production sales contracts, processing agreements, transportation agreements, gas balancing agreements, farm-out and/or farm-in agreements, salt water disposal agreements, area of mutual interest agreements and other contracts and/or agreements which cover, affect, or otherwise relate to the properties, rights and interests described in clause (a), (b), or (c) above or to the operation of such properties, rights and interests or to the treating, handling, storing, processing, transporting or marketing of Hydrocarbons or Other Minerals produced from (or allocated to) such properties, rights and interests, as same may be amended or supplemented from time to time;

(e)            all of a Party’s interest in and to all improvements, fixtures, movable or immovable property and other real and/or personal property (including, without limitation, all wells, pumping units, wellhead equipment, tanks, pipelines, flow lines, gathering lines, compressors, dehydration units, separators, meters, buildings, injection facilities, salt water disposal facilities, and power, telephone and telegraph lines), and all easements, servitudes, rights-of-way, surface leases, licenses, permits and other surface rights, which are now or hereafter used, or held for use, in connection with the properties, rights and interests described in clause (a), (b) or (c) above, or in connection with the operation of such properties, rights and interests, or in connection with the treating, handling, storing, processing, transporting or marketing of Hydrocarbons or Other Minerals produced from (or allocated to) such properties, rights and interests;

Annex 1

(f)            all Hydrocarbons and Other Minerals produced from or allocated to the properties, rights and interests described in clauses (a), (b) and/or (c) above, and any products processed or obtained therefrom (herein collectively called the “Production”), together with (i) all proceeds of Production (regardless of whether the severance of the Production to which such proceeds relates occurred on, before or after the Closing Date hereof), and (ii) all liens and security interests securing payment of the proceeds from the sale of such Production, including, but not limited to, those liens and security interests provided for under statutes enacted in the jurisdiction in which the Properties are located, or statutes made applicable to the Properties under federal law (or some combination of federal and state law);

(g)            all payments received in lieu of Production from the properties, rights and interests described in clauses (a), (b) and/or (c) above (regardless of whether such payments accrued, and/or the events which gave rise to such payments occurred, on, before or after the Closing Date hereof, including, without limitation, (i) “take or pay” payments and similar payments, (ii) payments received in settlement of or pursuant to a judgment rendered with respect to take or pay or similar obligations or other obligations under a Production sales contract, (iv) payments received under a gas balancing agreement or similar written or oral arrangement, as a result of (or received otherwise in settlement of or pursuant to judgment rendered with respect to) rights held by a Party as a result of the Party (and/or its predecessors in title) taking or having taken less gas from lands covered by a property right or interest described in clauses (a), (b) and/or (c) above, than their ownership of such property right or interest would entitle them to receive and (v) shut-in rental or royalty payments;

(h)            to the extent legally transferable, all favorable contract rights and choses in action (i.e. rights to enforce contracts or to bring claims thereunder) related to the properties, rights and interests described in clauses (a) through (g) above (regardless of whether the same arose, and/or the events which gave rise to the same occurred on, before or after the Closing Date hereof, and further regardless of whether same arise under contract, the law or in equity); and

(i)            all rights, estates, powers and privileges appurtenant to the foregoing rights, interests and properties, including without limitation executive rights (i.e. rights to execute leases), rights to receive bonuses and delay rentals and rights to grant pooling authority.

“SEC” means the Securities and Exchange Commission.

“Securities” means any class or series of equity interest in a Party, including without limitation, the Earthstone Common Stock and the limited liability company interests of each limited liability company that is a Subsidiary of any Party.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” when used with respect to any Party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Party in such Party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such Party or one or more Subsidiaries of such Party or by such Party and one or more Subsidiaries of such Party.

Annex 1

“Tax” means any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, Production, severance, transportation, employment, payroll, franchise or other tax imposed by any United States federal, state or local taxing authority, including any interest, penalties or additions attributable thereto.

“Tax Return” means any return or report, including any related or supporting information, with respect to Taxes.

“Termination Fee” means an amount, in cash, equal to $1,000,000.

“Voting Agreement” means that certain voting agreement dated on the date hereof, between Oak Valley and Ray Singleton.

“Willful Breach” means (i) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or intentional omission undertaken by the breaching Party (or, in the case of Section 5.3 with respect to Earthstone, the consequence of an act or omission of a Subsidiary of Earthstone, or of a Representative of Earthstone at the direction of Earthstone) with the Knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of such covenant or agreement and (ii) the failure by any Party to consummate the transactions contemplated hereby after all of the conditions set forth in ARTICLE VI have been satisfied or waived (by the Party entitled to waive any such applicable conditions).

Annex 1

The following terms are defined on the page of this Agreement set forth after such term below:

Acquired Properties	24
Acquisition Agreement	24
Adverse Recommended Change	24
Affiliate	Annex 1
Agreement	1
Alternative Proposal	25
Annual Report	2
Antitrust Laws	27
Applicable Environmental Laws	6
Applicable Law	Annex 1
Audited Oak Valley Financial Statements	13
Benefit PlanAnnex	1
business day	1
CERCLA	6
Certificate	3
Certificate of IncorporationAnnex	1
Closing	1
Closing Cash Contribution	32
Closing Date	1
Code	5
Confidentiality Agreement	28
Disposa	l6
DLLCA	13
Earthstone	1
Earthstone Board	Annex 1
Earthstone Board Recommendation	20
Earthstone Common Stock	1
Earthstone Disclosure Schedule	2
Earthstone Fairness Opinion	Annex 1
Earthstone Financial Statements	3
Earthstone Interim Financial Statements	4
Earthstone Material Contracts	8
Earthstone Notice	25
Earthstone Properties	Annex 1
Earthstone Records	Annex 1
Earthstone Reserve Report	9
Earthstone Rights Agreement	Annex 1
Earthstone Stockholder Approval	Annex 1
Earthstone Stockholders	Annex 1
Earthstone Stockholders Meeting	20, Annex 1
Encumbrance	Annex 1
ERISAAnnex	Annex 1
ERISA Affiliate	Annex 1
Exchange	1
Exchange Act	Annex 1
Exchange Consideration	1
Exchange Securities	18

Annex 1

FERC	8
GAAP	Annex 1
Government Authority	Annex 1
Hazardous Substance	6
Hazardous Waste	6
HSR	Annex 1
HSWA	6
Hydrocarbons	9
Indemnified Person	29
Intervening Event	26
ISDA Master Agreement	Annex 1
Material Adverse Effect	Annex 1
Material Contracts	Annex 1
Minimum Oak Valley Capital Contributions	Annex 1
Multiemployer PlanAnnex	Annex 1
New Equity Incentive Plan	Annex 1
NGA	8
NYSE MKT	Annex 1
Oak Valley	1
Oak Valley Annual Financial Statements	13
Oak Valley Board of Managers	Annex 1
Oak Valley Capital Call	32
Oak Valley Cash Shortfall	32
Oak Valley Disclosure Schedule	11
Oak Valley Interim Acquisitions	24
Oak Valley Interim Cash Acquisition	24
Oak Valley Interim Cash-LLC Unit Acquisition	24
Oak Valley Interim Cash-Stock Acquisition	24
Oak Valley Interim LLC Unit Acquisition	24
Oak Valley Interim Stock Acquisition	24
Oak Valley Material Contracts	18
Oak Valley Properties	Annex 1
Oak Valley Records	Annex 1
Oak Valley Reserve Report	19
Oak Valley Subsidiaries	Annex 1
Other Minerals	Annex 1
Outside Date	33
Party or Parties	1
Pension Plan	10
Permit	Annex 1
Person	Annex 1
Proceeding	28, Annex 1
Production	Annex 1
Properties	Annex 1
Proxy Statement	3
RCRA	6
Registration Rights Agreement	33
Regulatory Agencies	8
Representatives	23
Restraints	32
Ryder Scott	9

Annex 1

SEC	Annex 1
SEC Filings	10
Securities	Annex 1
Securities Act	Annex 1
Subsidiary	Annex 1
SunTrust	6
Superior Proposal	26
Tax Return	Annex 1
Termination Fee	Annex 1
Transfer	31
Unaudited Oak Valley Financial Statements	13
Voting Agreement	Annex 1
Willful Breach	Annex 1

Annex 1

 Exhibit A

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) dated as of [_________ ___], 2014, is entered into by and between Earthstone Energy, Inc., a Delaware corporation (the “Company”), and Oak Valley Resources, LLC, a Delaware limited liability company (“Oak Valley”).

RECITALS

WHEREAS, pursuant to that certain Exchange Agreement between the Company and Oak Valley executed on May 15, 2014 (the “Exchange Agreement”), Oak Valley will receive the number of shares of common stock, $0.001 par value per share (“Earthstone Common Stock”), as set forth on Schedule 1 attached hereto; and

WHEREAS, as a condition to Oak Valley’s obligation to consummate the transactions contemplated by the Exchange Agreement, the Company has agreed to grant to the Stockholders certain registration rights with respect to their Registrable Securities as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.                      Definitions. For purposes of this Agreement, the following terms shall have the respective meanings assigned to them in this Section 1. All capitalized terms used but not defined in this Agreement shall have the meanings assigned to them in the Exchange Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Registrable Securities” shall mean (i) the shares of Earthstone Common Stock issued to Oak Valley pursuant to the Exchange Agreement (which, for purposes hereof, shall mean the Earthstone Common Stock) and (ii) any securities issued or issuable with respect to the shares described in clause (i) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization; provided, however, that as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement or (ii) such securities shall have been sold to the public pursuant to Rule 144 (or any successor provision) under the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholders” shall mean Oak Valley and any members of Oak Valley that become holders of Registrable Securities as a result of distributions of Registrable Securities by Oak Valley.

Section 2.                      Demand Registration Rights.

2.1           The Company hereby grants to the Stockholders, and to each of them, the right to require the Company to use its reasonable best efforts to cause the registration for sale in a public offering of all or a portion of the Stockholders’ Registrable Securities in accordance with this Section 2; provided, however, that the Company shall not have any obligation to effect more than a total of three (3) effective registrations pursuant to this Section 2 or effect more than one (1) in any six (6) month period. If the Company shall have received a written request submitted by one or more Stockholders owning at least a majority of the Registrable Securities outstanding at the time of such request (the “Requisite Holders”) that such Stockholders desire to have the Company register Registrable Securities for sale and specifying the number of Registrable Securities proposed to be sold (for the purposes of this Section 2, together with the Registrable Securities referred to in Section 2.1.2 below, “Shares”), which request shall in no event cover Shares with less than a $5 million estimated offering price, and the proposed plan for distribution of the Shares, the Company will:

        2.1.1           Give prompt (but in any event within fifteen (15) days after the receipt of the Requisite Holders’ notice) notice to all other Stockholders of such request and of such other Stockholders’ rights to have their Registrable Securities included in such registration.

2.1.2           Upon the request of any such Stockholder made within fifteen (15) days after the receipt by such Stockholder of the notice given pursuant to Section 2.1.1 (which request shall specify the Registrable Securities intended to be included in such registration by such Stockholder and the intended method or methods of disposition thereof), the Company will use its reasonable best efforts to effect the registration of all Shares which the Company has been so requested to register pursuant to this Section 2.1.

2.1.3           Prepare and file as soon as practicable, but in no event later than sixty (60) days from the date notice is received from the Requisite Holders a registration statement under the Securities Act (“Registration Statement”) with the Securities and Exchange Commission (“SEC”) on Form S-1 (or Form S-3, if the Company is entitled to use such form, or other appropriate forms available for use by the Company) and use its reasonable best efforts to cause such Registration Statement to become effective in order that the Stockholders may sell the Shares in accordance with the proposed plan of distribution.

2.1.4           Prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith including any preliminary prospectus or supplemental or amended prospectus (the “Prospectus”) as may be necessary to keep such Registration Statement continuously effective and to comply with the provisions of the Securities Act with respect to the offer of the Shares during the period required for distribution of the Shares, which period shall not be in excess of the earlier of (i) nine (9) months from the effective date of such Registration Statement, and (ii) the sale or other disposition of all Shares covered by such Registration Statement.

2.1.5           Furnish to each Stockholder such number of copies of the Prospectus (including any preliminary prospectus or supplemental or amended prospectus) as such Stockholder may reasonably request in order to facilitate the sale and distribution of the Shares.

2.1.6           Notwithstanding the foregoing, if the Company shall furnish to each Stockholder that requested registration a certificate signed by the President of the Company stating that, in the good faith judgment of the board of directors of the Company, it would be detrimental to the Company and its stockholders for such Registration Statement to be filed and it is therefore essential to defer the filing of such Registration Statement, the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Requisite Holders; provided, however, that the Company may not utilize this right with respect to a request under Section 2 more than once in any twelve (12) month period.

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2.2           The right of each Stockholder to require the Company to register Shares pursuant to the provisions of this Section 2 shall be subject to the condition that if a request for registration is made within sixty (60) days prior to the conclusion of the Company’s then current fiscal year, the Company shall have the right to delay the filing of the Registration Statement until the Company files with the SEC its audited financial statements for such fiscal year.

2.3           If the Requisite Holders intend to distribute the Registrable Securities covered by the notice pursuant to Section 2.1 by means of an underwriter, the Requisite Holders shall so advise the Company as a part of the notice made pursuant to Section 2.1 and provide the name of the managing underwriter or underwriters that the Requisite Holders propose to engage in connection with the proposed public offering. If the managing underwriter of such underwritten offering shall inform the Company and the Stockholders requesting that their Shares be registered pursuant to this Section 2 by letter of its belief that the amount of Shares requested to be included in such registration exceeds the amount which can be sold in (or during the time of) such offering within a price range acceptable to the Requisite Holders, then the Company will include in such registration such amount of Shares which the Company is so advised can be sold in (or during the time of) such offering pro rata on the basis of the amount of such Shares so proposed to be sold and so requested to be included by the respective Stockholders.

2.4           A registration shall not be deemed to have been effected (i) unless a Registration Statement has been declared effective by the SEC and remained effective for the period specified in Section 2.1.4, (ii) if, after it has become effective, such registration is terminated by a stop order, injunction or other order of the SEC or other governmental agency or court prior to the time period specified in Section 2.1.4, or (iii) if the conditions to closing specified in any purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied for any reason, other than as a result of the voluntary termination of such offering by the Requisite Holders or any failure by the Requisite Holders to satisfy or perform the conditions or covenants on their part to be satisfied or performed.

        Section 3.                      Piggy-Back Registration Rights.

3.1           If the Company proposes to file, on its own behalf or on behalf of any holder of Earthstone Common Stock or other securities of the Company, a Registration Statement under the Securities Act on Form S-1 or S-3 or similar forms available for use by the Company, other than pursuant to Section 2 of this Agreement or on Form S-8 in connection with a dividend reinvestment, employee stock purchase, option, equity incentive, or similar plan or on Form S-4 in connection with a merger, consolidation or reorganization, the Company shall give written notice to each Stockholder at least ten (10) days before the filing with the SEC of such Registration Statement. Such notice shall offer to include in such filing all or a portion of the Registrable Securities owned by each Stockholder. If a Stockholder desires to include all or a portion of its Registrable Securities in such Registration Statement, it shall give written notice to the Company within three (3) business days after the date of mailing of such offer specifying the amount of Registrable Securities to be registered (for purposes of this Section 3, “Shares”). The Company shall thereupon include in such filing the Shares, subject to priorities in registration set forth in this Agreement, and subject to its right to withdraw such filing, and shall use its reasonable best efforts to effect the registration under the Securities Act of the Shares.

3.2           The right of a Stockholder to have Shares included in any Registration Statement in accordance with the provisions of this Section 3 shall be subject to the following conditions:

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3.2.1        The Company shall have the right to require that the Stockholder agree to refrain from offering or selling any shares of Earthstone Common Stock that it owns which are not included in any such Registration Statement in accordance with this Section 3 for any reasonable time period, not to exceed one hundred twenty (120) days, as may be specified by any managing underwriter of the offering to which such Registration Statement relates.

3.2.2           If (i) a registration pursuant to this Section 3 involves an underwritten offering of the securities being registered to be distributed (on a firm commitment basis) by or through one or more underwriters of recognized standing under underwriting terms appropriate for such a transaction and (ii) the managing underwriter of such underwritten offering shall inform the Company and the Stockholders who have requested that their Shares be registered pursuant to this Section 3 by letter of its belief that the amount of Shares requested to be included in such registration exceeds the amount which can be sold in (or during the time of) such offering within a price range acceptable to the Company, then the Company will include in such registration such amount of securities which the Company is so advised can be sold in (or during the time of) such offering as follows: first, the securities being offered by the Company for its own account; second, the Shares of the Stockholders which are requested to be included in such registration pro rata on the basis of the amount of such Shares so proposed to be sold and so requested to be included by such Stockholders; and third, the securities of the Company, if any, proposed to be included in the registration by any other holders of the Company’s securities (whether or not such holders have contractual rights to include such securities in the registration).

3.2.3           The Company shall furnish each Stockholder with such number of copies of the Prospectus as such Stockholder may reasonably request in order to facilitate the sale and distribution of its Shares.

3.3           Notwithstanding the foregoing, the Company in its sole discretion may determine not to file the Registration Statement or proceed with the offering as to which the notice specified in Section 3.1 is given without liability to the Stockholders.

Section 4.                      Participation in Underwritten Registrations. A Stockholder may not participate in any registration hereunder which relates to an underwritten offering unless such Stockholder (a) agrees to sell its Shares included in such registration on the basis provided in any underwriting arrangements approved by the holders of at least a majority of the Registrable Securities to be included in such registration, or by a Person appointed by such holders to act on their behalf to approve such arrangements, and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided, however, that no Stockholder shall be required to make any representations or warranties to, or agreements with, the Company or any underwriters other than such representations, warranties or agreements as are customary and reasonably requested by the underwriters.

Section 5.                      Exclusive Registration Rights and Transfer. The rights of Oak Valley, as the initial Stockholder under this Agreement, may upon notice to the Company be transferred to any of Oak Valley’s equity owners to which any Registrable Securities are transferred. However, the rights of the Stockholders under this Agreement may not be assigned or transferred otherwise without the Company’s written consent. Except as provided in this Section 5, the rights granted under this Agreement are granted specifically to and for the benefit of the Stockholders and shall not pass to any other transferee of Registrable Securities. From and after the date of this Agreement, the Company will not, without the prior written consent of Stockholders holding at least a majority of the Registrable Securities then outstanding, enter into any agreement with respect to its securities that violates or is detrimental to the rights granted to the Stockholders in this Agreement. The foregoing shall not restrict or prevent the Company from entering into any other agreement with any party pertaining to the registration by the Company of such party’s Earthstone Common Stock; provided, however, that no such agreement shall grant to any Person registration rights that are superior or preferential to the rights granted to the Stockholders hereunder or that would otherwise frustrate the purposes of this Agreement. Except as set forth in Schedule 2 attached hereto, the Company represents and warrants to the Stockholders that, as of the date hereof, the Company is not a party to any agreement, other than this Agreement, pertaining to the registration by the Company of Earthstone Common Stock.

4

Section 6.                      Expenses. The Company shall bear all the expenses in connection with any Registration Statement under this Agreement, other than transfer taxes payable on the sale of Shares, the fees and expenses of counsel engaged by the Stockholders and fees, commissions and discounts of brokers, dealers and underwriters.

Section 7.                      Recall of Prospectuses, etc. With respect to a Registration Statement or amendment thereto filed pursuant to this Agreement, if, at any time, the Company notifies the Stockholders that an amendment to such Registration Statement or an amendment or supplement to the prospectus included therein is necessary or appropriate, the Stockholders will forthwith cease selling and distributing Shares thereunder and will, upon the Company’s request, forthwith redeliver to the Company all copies of such Registration Statement and prospectuses then in its possession or under its control. The Company will use its reasonable best efforts to cause any such amendment or supplement to become effective as soon as practicable and will furnish the Stockholders with a reasonable number of copies of such amended or supplemented prospectus (and the period during which the Company is required to use its best efforts to maintain such Registration Statement in effect pursuant to this Agreement will be increased by a number of days equal to the number of days in the period from the date on which the Stockholders were required to cease selling and distributing Shares thereunder to the date on which the Company delivers copies of such effective amendment or supplement to the Stockholders).

Section 8.                      Cooperation. The Company shall be entitled to require the Stockholders to cooperate with the Company in connection with a registration of Registrable Securities pursuant to this Agreement and each Stockholder will furnish (i) such information concerning such Stockholder as may be required by the Company or the SEC in connection therewith and (ii) such representations, undertakings and agreements as may be required by the SEC in connection therewith.

Section 9.                      Registration Procedures. Upon the receipt of a request for registration of any Registrable Securities pursuant to Section 2 or Section 3 of this Agreement, the Company will use its reasonable best efforts to effect the registration of the Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company will as expeditiously as possible:

9.1.1           Prepare and file with the SEC a Registration Statement on an appropriate form under the Securities Act and use its reasonable best efforts to cause such Registration Statement to become effective at the earliest practicable date; provided that before filing a Registration Statement or prospectus or any amendments or supplements thereto,  the Company will promptly furnish to the holders of Registrable Securities to be registered pursuant to this Agreement (the “Registered Holders”) and the underwriters, if any, copies of all such documents proposed to be filed, which documents will be subject to the review of the Registered Holders and the underwriters, and the Company will not file any Registration Statement or amendment thereto, or any prospectus or any supplement thereto (other than documents incorporated by reference) to which the Registered Holders or the underwriters, if any, shall reasonably object in light of the requirements of the Securities Act and any other applicable laws and regulations.

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9.1.2           Prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement as may be necessary to keep such Registration Statement effective for the applicable period; cause the related prospectus to be filed pursuant to Rule 424(b) (or any successor provision) under the Securities Act; cause such prospectus to be supplemented by any required prospectus supplement and, as so supplemented, to be filed pursuant to Rule 424(b) (or any successor provision) under the Securities Act; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during the applicable period in accordance with the intended methods of disposition set forth in such Registration Statement or prospectus or supplement to such prospectus.

9.1.3           Notify the Registered Holders and the managing underwriters, if any, promptly, and (if requested by any such Person) confirm such advice in writing, (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC for amendments or supplements to a Registration Statement or related prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceeding for that purpose, (iv) if at any time the representations and warranties of the Company contemplated by Section 9.1.10 cease to be true and correct, (v) of the receipt by the Company of any notification with respect to the suspension of qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose, (vi) of the happening of any event which requires the making of any changes in a Registration Statement or related prospectus so that such documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (vii) of the Company’s reasonable determination that a post-effective amendment to a Registration Statement would be appropriate or that there exist circumstances not yet disclosed to the public which make further sales under such Registration Statement inadvisable pending such disclosures and post-effective amendment.

9.1.4           Make reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement, or the lifting of any suspension of the qualification of any of the Registrable Securities for sale in any jurisdiction, as soon as practicable.

9.1.5           If requested by the managing underwriters or the Registered Holders in connection with an underwritten offering, immediately incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriters and the Registered Holders agree should be included therein regarding the number of shares of Registrable Securities being sold to such underwriters and the purchase price being paid therefor by such underwriters and with respect to any other terms of the underwritten (or best efforts underwritten) offering of the Registrable Securities to be sold in such offering; make all required filings of such prospectus supplement or post-effective amendment as soon as notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and supplement or make amendments to any Registration Statement if requested by the Registered Holders or any underwriter of such Registrable Securities.

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9.1.6           If requested, furnish to the Registered Holders and each managing underwriter, if any, without charge, at least one signed copy of the Registration Statement, any post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference).

9.1.7           Deliver without charge to the Registered Holders and the underwriters, if any, as many copies of the prospectus or prospectuses (including each preliminary prospectus) and any amendment or supplement thereto as such Persons may reasonably request; and the Company consents to the use of such prospectus or any amendment or supplement thereto by such Registered Holders and the underwriters, if any, in connection with the offer and sale of the Registrable Securities covered by such prospectus or any amendment or supplement thereto.

9.1.8           Prior to any public offering of Registrable Securities, register or qualify or cooperate with the Registered Holders, the underwriters, if any, and respective counsel in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Registered Holders or an underwriter reasonably requests in writing; keep each such registration or qualification effective during the period the Registration Statement is required to be kept effective and do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by the applicable Registration Statement; provided, however, that the Company will not be required in connection therewith or as a condition thereto to qualify generally to do business or subject itself to general service of process in any such jurisdiction where it is not then so subject.

9.1.9           Upon the occurrence of any event contemplated by Section 9.1.3(ii)-(vii) above, prepare, to the extent required, a supplement or post-effective amendment to the applicable Registration Statement or related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchaser of the Registrable Securities being sold thereunder, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

9.1.10                      If the Registrable Securities to be covered by such registration are to be offered in an underwritten offering: (i) make such representations and warranties to the Registered Holders as to the Registration Statement, prospectus and documents incorporated by reference, if any, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings and confirm the same if and when requested; (ii) obtain opinions of counsel to the Company and updates thereof with respect to the Registration Statement and the prospectus in the form, scope and substance which are customarily delivered in underwritten offerings; (iii) enter into an underwriting agreement in form, scope and substance as is customary in underwritten offerings; (iv) obtain comfort letters and updates thereof from the Company’s independent certified public accountants addressed to the Registered Holders and the underwriters, if any, such letters to be in customary form and covering matters of the type customarily covered in comfort letters by accountants in connection with underwritten offerings; (v) cause the underwriting agreement to include indemnification provisions and procedures customarily included in underwriting agreements in underwritten offerings; and (vi) the Company shall deliver such documents and certificates as may be requested by the Registered Holders and the managing underwriters, if any, to evidence compliance with clause (i) above and with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company. The above shall be done at each closing under such underwriting or similar agreement or as and to the extent required thereunder.

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9.1.11                      Make available for inspection by a representative of the Registered Holders, any underwriter participating in any disposition pursuant to such registration, and any attorney or accountant retained by the Registered Holders or such underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, underwriter, attorney or accountant in connection with such registration; provided, that any records, information or documents that are designated by the Company in writing as confidential shall be kept confidential by such Persons unless disclosures of such records, information or documents is required by court or administrative order.

9.1.12                      Otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC and make generally available to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder, no later than 90 days after the end of any 12-month period (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in a firm or best efforts underwritten offering and (ii) beginning with the first day of the Company’s first fiscal quarter next succeeding each sale of Registrable Securities after the effective date of a Registration Statement, which statements shall cover said 12-month periods, and which requirement shall be satisfied if the Company timely files complete and accurate information on Forms 10-Q, 10-K and 8-K under the Exchange Act.

9.1.13                      Use its reasonable best efforts to list all Registrable Securities covered by the Registration Statement on the NYSE MKT and any other securities exchange or trading market on which any of the equity securities of the Company of the same class as the Registrable Securities are then listed.

9.1.14                      At all times during the term of this Agreement, maintain the effectiveness of the registration of the Earthstone Common Stock under the Exchange Act and use its reasonable best efforts to prepare and file in a timely manner all documents and reports required by the Exchange Act.

9.1.15                      If the Company, in the exercise of its reasonable judgment, objects to any change requested by the Registered Holders or the underwriters, if any, to any Registration Statement or prospectus or any amendments or supplements thereto (including documents incorporated or to be incorporated therein by reference) as provided for in this Section 9, the Company shall not be obligated to make any such change and such Registered Holders may withdraw their Registrable Securities from such registration, in which event (i) the Company shall pay all registration expenses (including its counsel fees and expenses) incurred in connection with such Registration Statement or amendment thereto or prospectus or supplement thereto, and (ii) in the case of a registration being effected pursuant to Section 2, such registration shall not count as one of the registrations the Company is obligated to effect pursuant to Section 2.

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Section 10.                      Indemnification.

10.1           In the event of any registration of any securities under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless the Stockholders, any underwriter and each other Person, if any, who controls a Stockholder or underwriter within the meaning of the Securities Act, and the respective officers, directors, partners, managers, members and employees of such Stockholders, underwriters and controlling Persons, from and against any and all losses, claims, damages or liabilities, joint or several, to which any such indemnified Person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or action in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in a Registration Statement or preliminary prospectus or final or summary prospectus contained therein, or any amendment or supplement thereto, and any other document prepared by the Company and provided to Registered Holders for their use in connection with the registered offering, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein (in the case of a prospectus or preliminary prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse such indemnified Persons for any reasonable legal and other expenses incurred by them in connection with investigating or defending any such action or claim, excluding any amounts paid in settlement of any litigation, commenced or threatened, if such settlement is effected without the prior written consent of the Company; provided, however, that the Company will not be liable to an indemnified Person in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or omission or alleged untrue statement or omission made in a Registration Statement, preliminary prospectus or final or summary prospectus or any amendment or supplement thereto or other document, in reliance upon and in conformity with written information furnished to the Company by or on behalf of such indemnified Person, specifically for use in the preparation thereof; and provided further, that the indemnity agreement contained in this Section 10 with respect to any preliminary prospectus shall not inure to the benefit of any indemnified Person using the same in respect of any loss, claim, damage, liability or action asserted by someone who purchased shares from such Person if a copy of an amended preliminary prospectus or prospectus supplement was delivered by the Company to the Registered Holders and the underwriters, if any, prior to the pricing of the sale of the securities (if an underwritten offering) or prior to the effectiveness of the Registration Statement, but was not delivered to the purchaser of the securities from the indemnified Person, and the untrue statement or omission or alleged untrue statement or omission of a material fact contained in such preliminary prospectus was corrected in the amended preliminary prospectus or prospectus supplement.

10.2           In the event of any registration of securities under the Securities Act pursuant to this Agreement, the Registered Holders, severally and not jointly, will indemnify and hold harmless the Company, each of its directors and officers, any underwriter and each other Person, if any, who controls the Company or such underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities to which any such indemnified Person may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or action in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such Registration Statement or preliminary prospectus or final or summary prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein (in the case of a prospectus or preliminary prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse such indemnified Persons for any reasonable legal and other expenses incurred by them in connection with investigating or defending any such action or claim, excluding any amounts paid in settlement of any litigation, commenced or threatened, if such settlement is effected without the prior written consent of the indemnifying Registered Holder; but in all cases only if, and to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission therein made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the indemnifying Registered Holder specifically for use in the preparation thereof. Notwithstanding the foregoing, the amount of the indemnity provided by each Registered Holder pursuant to this Section 10 shall not exceed the net proceeds received by such Registered Holder in the related registration and sale.

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10.3            Promptly after receipt by a party entitled to indemnification under Section 10.1 or 10.2 hereof of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under either of such Sections, notify the indemnifying party in writing of the commencement thereof. In case any such action is brought against the indemnified party and it shall so notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it so chooses, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party that it so chooses, such indemnifying party shall not be liable for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof; provided, however, that if the indemnifying party fails to take reasonable steps necessary to diligently defend such claim within twenty (20) days after receiving notice from the indemnified party that the indemnified party believes the indemnifying party has failed to take such steps, the indemnified party may assume its own defense and the indemnifying party shall be liable for any expenses therefor. The indemnity and contribution agreements in this Section 10 are in addition to any liabilities which the indemnifying parties may have pursuant to law.

10.4           If the indemnification provided for in this Section 10 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to herein, or is insufficient to hold the indemnified party harmless therefrom, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in this Section 10, any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 10 were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

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Section 11.                      Sales under Rule 144. With a view to making available to the Stockholders the benefits of Rule 144 promulgated under the Securities Act and any other similar rule or regulation of the SEC that may at any time permit the Stockholders to sell the Registrable Securities without registration, the Company agrees to:

(a)           make and keep available adequate current public information, as those terms are understood and defined in Rule 144 (or any successor provision);

(b)           use reasonable best efforts to file with the SEC in a timely manner all reports and other documents required to be filed by the Company under the Securities Act and the Exchange Act; and

(c)           furnish to any Stockholder forthwith upon request (i) a written statement by the Company that it has complied with the foregoing requirements and (ii) such other information as may be reasonably requested by Stockholder in availing itself of any rule or regulation of the SEC which permits the selling of any such securities without registration.

Section 12.                      Removal of Legend. The Company agrees, to the extent allowed by law, to remove any legends on certificates representing Registrable Securities describing transfer restrictions applicable to such securities (i) upon the sale of such securities pursuant to an effective Registration Statement under the Securities Act or in accordance with the provisions of Rule 144 under the Securities Act, or (ii) upon the written request of any holder of Registrable Securities if such securities may then be sold without restriction under Rule 144.

Section 13.                      Notices. Any notice to be given by any party hereunder to any other shall be in writing, mailed by certified or registered mail, return receipt requested, or via overnight delivery service and shall be addressed to the other parties at the addresses listed on the signature pages hereof. Notice shall be deemed effective upon receipt or refusal.

Section 14.                      Modification. Notwithstanding anything to the contrary in this Agreement or otherwise, no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the Company and the Stockholders holding not less than 75% of the Registrable Securities then outstanding. Any such modification, amendment or waiver shall be binding on all holders of Registrable Securities and all Persons who may thereafter acquire any Registrable Securities.

Section 15.                      Non-Waiver. The failure to enforce at any time any of the provisions of this Agreement, or to require at any time performance by any other party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions.

Section 16.                      Partial Invalidity. If any clause, sentence, paragraph, section or part of this Agreement shall be deemed invalid, unenforceable or against public policy, the part that is invalid, unenforceable or contrary to public policy shall not affect, impair, invalidate or nullify the remainder of this Agreement, but the invalidity, unenforceability or contrariness to public policy shall be confined only to the clause, sentence, paragraph, section or part of this Agreement so invalidated, unenforceable or against public policy.

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Section 17.                      Termination of Registration Right. No Stockholder shall be entitled to exercise any right provided for in this Agreement after the third anniversary of the Closing of the transactions contemplated by the Exchange Agreement (the “Termination Date”). Notwithstanding any other provision of this Agreement to the contrary, the registration rights granted under Section 2 will terminate prior to the Termination Date as to any Stockholder upon the first day the Stockholder is able to sell all of the Registrable Securities owned by such Holder under Rule 144 within any given three-month period.

Section 18.                      Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and shall not be construed strictly for or against either of the parties hereto.

Section 19.                      Governing Law. This Agreement shall be governed and construed according to the laws of the State of Delaware, without regard to its conflicts of law principles.

Section 20.                       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute but one and the same instrument.

Section 21.                      Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

Section 22.                      Specific Performance. The parties agree that, to the extent permitted by law, (i) the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that in the event of a breach by any such party damages would not be an adequate remedy and (ii) the other party shall be entitled to specific performance and injunctive and equitable relief in addition to any other remedy to which it may be entitled at law or in equity.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EARTHSTONE ENERGY, INC.

By: ________________________________________
Name:           Ray Singleton
Title:           President and Chief Executive Officer

Address for Notice:

Earthstone Energy, Inc.
633 Seventeenth Street, Suite 2320
Denver, Colorado 80202
Attention: Chief Executive Officer
Fax: (303) 773-8099

OAK VALLEY RESOURCES, LLC

By: _________________________________________
Name:           Frank Lodzinski
Title:           Chief Executive Officer

Address for Notice:

Oak Valley Resources, LLC
110 Cypress Station Drive, Suite 220
Houston, Texas 77090
Attention: Frank A. Lodzinski
Fax: (281) 298-4272

With a copy (which shall not constitute notice) to:

Jones & Keller, P.C.
1999 Broadway, Suite 3150
Denver, Colorado 80202
Attention:  Reid A. Godbolt
Fax: (303) 573-8133

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Schedule 1

Securities to be Acquired by Oak Valley Resources, LLC to the Exchange Agreement

1.           [   ] shares of Earthstone Common Stock, $0.001 par value per share.

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Schedule 2

Other Agreements Pertaining to Registration of Common Stock

None

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